                                                                  Exhibit 10.2




                               PURCHASE AGREEMENT

                                  BY AND AMONG

                                  POOL COMPANY

                                   AS BUYER,

                            R & H WELL SERVICE, INC.

                                AS THE COMPANY,

                              TREY SERVICES, INC.

                                    AS TREY

                                      AND

                               STEVE L. HOLIFIELD

                                   AS SELLER





                          DATED AS OF OCTOBER 10, 1997

                              TABLE OF CONTENTS


1.       SALE AND TRANSFER OF THE TREY SHARES AND THE ASSETS; PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . .   1
         -------------------------------------------------------------------
         1.1     Sale and Transfer of the Shares and the Assets . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 ----------------------------------------------
         1.2     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 --------------
         1.3     New Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 --------------------------

2.       CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         -------

3.       REPRESENTATIONS AND WARRANTIES OF SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         -----------------------------------------
         3.1     Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 ------------------------------
         3.2     Validity of Agreement; Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 -------------------------------------
         3.3     No Approvals or Notices Required; No Conflict with Instruments . . . . . . . . . . . . . . . . . . .   4
                 --------------------------------------------------------------
         3.4     Financial Information and Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . .   4
                 ----------------------------------------------------
         3.5     Title to Properties; Absence of Liens and Encumbrances . . . . . . . . . . . . . . . . . . . . . . .   6
                 ------------------------------------------------------
         3.6     Properties, Contracts, Permits and Other Data  . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 ---------------------------------------------
         3.7     Defects  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 -------
         3.8     Accounts Receivable; Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 ------------------------------
         3.9     Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 -----------------
         3.10    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 ---------
         3.11    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 ---------------------
         3.12    Conduct of Business in Compliance with Regulatory and Contractual Requirements . . . . . . . . . . .   9
                 ------------------------------------------------------------------------------
         3.13    Certain Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 ------------
         3.14    Environmental, Health and Safety Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 -------------------------------------------
         3.15    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 -----------------
         3.16    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 -----
         3.17    Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 ----------------------
         3.18    Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 -------------
         3.19    Employee Benefit Plans and Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 ---------------------------------------
         3.20    Qualified Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ---------------
         3.21    Title IV Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 --------------
         3.22    Multi-employer Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 --------------------
         3.23    Welfare Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ---------------------
         3.24    Fines and Penalties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 -------------------
         3.25    Transactions With Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ----------------------------
         3.26    Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ---------
         3.27    Foreign Corrupt Practices Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 -----------------------------
         3.28    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ----------



         4.      REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 ---------------------------------------
         4.1     Due Organization; Good Standing and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 -----------------------------------------
         4.2     Authorization and Validity of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 ---------------------------------------
         4.3     No Approvals or Notices Required; No Conflict with Instruments . . . . . . . . . . . . . . . . . . .  15
                 --------------------------------------------------------------
         4.4     Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 -----------------
         4.5     Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 -----------------

5.       COVENANTS; ACTIONS PRIOR TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         -----------------------------------
         5.1     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 ---------------------
         5.2     Conduct of the Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 -----------------------
         5.3     Restrictions on Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 -------------------------------
         5.4     Further Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 ---------------
         5.5     Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 ------------
         5.6     No Inconsistent Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 ----------------------
         5.7     Acquisition Proposals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 ---------------------
         5.8     Public Announcements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 --------------------
         5.9     Amendment of Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 ----------------------
         5.10    Title Insurance Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 --------------------------

6.       CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         --------------------
         6.1     Conditions Precedent to Obligations of All Parties . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 --------------------------------------------------
                 (a)      No Governmental Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                          ----------------------
                 (b)      Consulting Contract . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                          -------------------
                 (c)      Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                          ------
                 (d)      Hart-Scott-Rodino Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                          ---------------------
         6.2     Conditions Precedent to Obligations of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 --------------------------------------------
                 (a)      Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  21
                          ------------------------------------------
                 (b)      Performance of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                          -------------------------
                 (c)      Actions and Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                          -----------------------
                 (d)      Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                          -----
                 (e)      Licenses and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                          ---------------------
                 (f)      Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                          ---------------------
                 (g)      Opinion of Counsel to Trey, Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                          ----------------------------------
                 (h)      Operation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                          ---------
                 (i)      Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          -----------------------
                 (j)      Facts or Omissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          ------------------
                 (k)      Non-Competition Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          -------------------------
                 (l)      Transfer of Certain Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          --------------------------
                 (m)      Survey  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          ------
                 (n)      Other Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                          ---------------
                 (o)      Norton Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                          --------------
                 (p)      The Company Bonus   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                          -----------------




         6.3     Conditions Precedent to the Obligations of the Seller  . . . . . . . . . . . . . . . . . . . . . . .  25
                 -----------------------------------------------------
                 (a)      Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  25
                          ------------------------------------------
                 (b)      Performance of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                          -------------------------
                 (c)      Actions and Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                          -----------------------
                 (d)      Opinion of Counsel to Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                          ---------------------------
                 (e)      Other Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                          ---------------
                 (f)      Payment of Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                          ------------------------
                 (g)      Debt Repayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                          --------------

7.       TERMINATION; AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         ---------------------------------
         7.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 -----------
         7.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 ---------------------
         7.3     Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 ---------
         7.4     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 ------

8.       INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         ---------------
         8.1     Indemnification by the Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 -----------------------------
         8.2     Tax Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 -----------------------------
         8.3     Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 ------------------------
         8.4     Indemnification Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 --------------------------
         8.5     Limitation on Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 -----------------------------
         8.6     Certain Damages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 ---------------
         8.7     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 --------

9.       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         -------------
         9.1     Payment of Certain Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 ------------------------------------
         9.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 -------
         9.3     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 ----------------
         9.4     Binding Effect; Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 -----------------------
         9.5     Assignability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 -------------
         9.6     Amendment; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 -----------------
         9.7     Limitation on Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 ----------------------
         9.8     Section Headings; Index  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 -----------------------
         9.9     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 ------------
         9.10    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 ------------
         9.11    Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 --------------
         9.12    Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 ------------------
                 (a)      Good Faith Negotiations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                          -----------------------
                 (b)      Mediation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                          ---------
                 (c)      Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                          -----------


10.      DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.1    Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 -------------
         10.2    References and Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 -----------------------------


                                              LIST OF SCHEDULES AND EXHIBITS
                                              ------------------------------


Schedule 1.2  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Seller's Shares and Assets
Schedule 3.1  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Organization and Qualification
Schedule 3.2  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Capitalization
Schedule 3.3  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Approvals; Conflicts
Schedule 3.4  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Financial Statements
Schedule 3.5  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Title to Property
Schedule 3.6  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Real Property, Contracts, Permits
Schedule 3.7  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Defects
Schedule 3.8  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Accounts Receivable; Inventory
Schedule 3.9  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Legal Proceedings
Schedule 3.10 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Insurance
Schedule 3.11 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Intellectual Property
Schedule 3.12 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Compliance with Laws
Schedule 3.14 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Environmental Matters
Schedule 3.16 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Taxes
Schedule 3.17 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Additional Information
Schedule 3.19 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ERISA Plans
Schedule 3.20 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Qualified Plans
Schedule 3.21 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Title IV Plans
Schedule 3.22 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Multi-Employer Plans
Schedule 3.25 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Affiliate Transactions
Schedule 3.26 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Customers
Schedule 4.3  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Buyer Approvals
Schedule 5.3  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Pre-Closing Disposition
Schedule 6.2  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Assets and Liabilities to be Sold to Seller
Schedule 8.2  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Tax Accruals


Exhibit A                                                                                             Consulting Contract
Exhibit B                                                                                                 Lease Agreement
Exhibit C                                                                                       Non-Competition Agreement
Exhibit D                                                                                                    Bill of Sale



                               PURCHASE AGREEMENT

         This Purchase Agreement ("Agreement") is made and entered into effective as of October 10, 1997 by and between POOL COMPANY, a Texas corporation ("Buyer"), and R & H WELL SERVICE, INC., a Texas corporation (the "Company"), TREY SERVICES, INC., a Texas corporation ("Trey"), and STEVE L. HOLIFIELD (the "Seller").

                                  WITNESSETH:

         WHEREAS, the Seller is the owner and holder of 95,000 issued and outstanding shares (the "Trey Shares") of common stock of Trey, which constitute, and as of the Closing Date will constitute, one hundred percent (100%) of the issued and outstanding capital stock of Trey; and

         WHEREAS, Trey is the owner and holder of 1,000 issued and outstanding shares (the "Company Shares") of common stock of Company, which constitute, and of the Closing Date will constitute, one hundred percent (100%) of the issued and outstanding capital stock of the Company; and

         WHEREAS, Seller is the owner of the assets ("Assets") described in
Schedule 1.2 hereto; and

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Trey Shares and the Assets; and

         WHEREAS, the Company and Trey join in the execution of this Agreement for the purpose of evidencing their consent to consummation of the foregoing transaction and for the purpose of making certain representations and warranties to and covenants and agreements with Buyer.

         NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties agree as follows:

1.       SALE AND TRANSFER OF THE TREY SHARES AND THE ASSETS; PURCHASE PRICE.

         1.1 Sale and Transfer of the Shares and the Assets. Subject to the terms and conditions of this Agreement, Seller shall sell, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the right, title and interest of Seller in and to the Trey Shares and the Assets.

         1.2 Purchase Price. In consideration of the sale of the Trey Shares and the Assets to Buyer, Buyer shall pay to Sellers at the Closing an aggregate purchase price (the "Purchase Price") of $31,341,293 by wire transfer to an account designated in writing by Seller two business days before the Closing Date. The Purchase Price shall be allocated among the Shares and the Assets as set forth on Schedule 1.2.

         1.3 New Directors and Officers. On the Closing Date, the Seller shall cause a meeting of the Boards of Directors of Trey and the Company to be held upon due notice or waiver thereof, at which the resignations of the officers and directors of Trey and the Company shall be accepted, effective immediately, and the vacancies created by such resignations shall be filled by the persons designated by Buyer.

2.       CLOSING.

         Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Article 6, the consummation of the sale and purchase of the Trey Shares and the Assets and the other transactions contemplated by and described in this Agreement (the "Closing") shall take place at the offices of Buyer located at 10375 Richmond Avenue, Houston, Texas 77042, at 9:00 A.M. on October 16, 1997, or on such later date or at such other location as the parties may mutually agree in writing (the "Closing Date").

3.       REPRESENTATIONS AND WARRANTIES OF SELLERS.

         As of the date hereof and as of the Closing Date, Company, Trey and Seller jointly and severally represent and warrant to Buyer that the following facts and circumstances are and, except as expressly contemplated hereby, at all times up to the Closing Date will be, true and correct, and hereby acknowledge that such facts and circumstances constitute the basis upon which Buyer has been induced to enter into and perform this Agreement:

         3.1     Organization and Qualification.

                 (a) The Company and Trey are corporations duly organized, validly existing and in good standing under the laws of the state of Texas and have all requisite corporate power and corporate authority to own, lease and operate their respective properties and to carry on their respective business as now being conducted. No actions or proceedings to dissolve the Company or Trey are pending. The Company and Trey are duly qualified or licensed to do business and are in good standing in each of the jurisdictions set forth on Schedule 3.1, which are all jurisdictions in which the property owned, leased or operated by them or the conduct of their business requires such qualification or licensing, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company or Trey.

                 (b) Except as disclosed on Schedule 3.1, the Company and Trey have made available to Buyer accurate and complete copies of (i) the charter and bylaws of the Company and Trey as currently in effect,
         (ii) the stock records of the Company and Trey (iii) the minutes of all meetings of the Boards of Directors of the Company and Trey, any committees of such Boards, and the shareholders of the Company and Trey (and all consents in lieu of such meetings). Such records, minutes and consents accurately reflect the stock ownership of the Company and Trey and all actions taken by their Boards of Directors, committees and shareholders. The Company and Trey are not in violation of any provision of their respective charters or bylaws.

         3.2 Validity of Agreement; Capitalization. This Agreement has been duly executed and delivered by the Seller, Trey and the Company and constitutes a legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equity principles. The Company's authorized capital consists of 400,000 shares of common stock, $1.00 par value, of which 1,000 are issued and outstanding. The record and beneficial ownership of such shares is as set forth on Schedule 3.2 hereto. All of the issued and outstanding shares of the Company have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, and have been issued in compliance with all Applicable Laws (including state and federal securities laws). Trey's authorized capital consists of 5,000,000 shares of common stock, no par value, of which 95,000 are issued and outstanding. The record and beneficial ownership of such shares is as set forth on Schedule 3.2 hereto. All of the issued and outstanding shares of Trey have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, and have been issued in compliance with all Applicable Laws (including state and federal securities laws). The Trey Shares and the Company Shares constitute all shares of the outstanding capital stock of Trey and the Company, respectively. Except as set forth on Schedule 3.2, there are (and as of the Closing Date there will be) outstanding (i) no shares of capital stock or other voting securities of Trey or the Company, no securities of Trey or the Company convertible into or exchangeable for shares of the capital stock or other voting securities of Trey or the Company, (iii) no options or other rights to acquire from the Trey or the Company, and no obligation of Trey or the Company to issue or sell, any shares of their capital stock or other voting securities or any securities of the Trey or the Company convertible into or exchangeable for such capital stock or voting securities, (iv) no equity equivalents, interest in the ownership or earnings, or other similar rights of or with respect to Trey or the Company, and (v) no shares of any other entity owned by Trey or the Company. There are (and as of the Closing Date there will be) no outstanding obligations of Trey or the Company to repurchase, redeem or otherwise acquire any shares, securities, options, equity equivalents, interests or rights. The Seller is (and at the Closing Date will be) the record and beneficial owners of, and upon consummation of the transactions contemplated hereby Buyer will acquire, good, valid and marketable title to, the Trey Shares, free and clear of all Encumbrances, other than (i) those that may arise by virtue of any actions taken by or on behalf of Buyer or its affiliates or (ii) restrictions on transfer that may be imposed by federal or state securities laws. Except as set forth in Schedule 3.2,

Trey and the Company do not own, directly or indirectly, any capital stock or equity securities of any corporation or have any direct or equity ownership in any other Person (other than Trey's ownership of the Company).

         3.3 No Approvals or Notices Required; No Conflict with Instruments. Except as described in Schedule 3.3 hereto, the execution, delivery and performance of this Agreement by the Seller, Trey and the Company and the consummation by them of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice under, any provision of any Applicable Law and (ii) will not result in the creation of any Encumbrance on the Trey Shares or the Assets under, conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Seller, Trey or the Company under, or result in the creation of an Encumbrance upon any portion of the assets of Trey or the Company pursuant to, the charters or by-laws of Trey or the Company, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which the Seller, Trey or the Company is a party or by which any of their assets are bound or affected. The Trey Shares are transferable and assignable to Buyer as contemplated by this Agreement without the waiver of any right of first refusal or the consent of any other party being obtained, and there exists no preferential right of purchase in favor of any person with respect of any of the Trey Shares, the Company Shares or the business or any of the assets of the Company or Trey.

         3.4 Financial Information and Absence of Certain Changes. Trey has delivered to Buyer accurate and complete copies of (i) Trey's consolidated balance sheets as of December 31, 1995 and December 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years then ended, and the notes and schedules thereto, prepared in conformity with GAAP except as otherwise disclosed in the notes to such Financial Statements, together with the unqualified accountant's review reports thereon of Johnson & Miller, independent public accountants (the "Reviewed Financial Statements"); and (ii) Trey's unaudited consolidated balance sheet as of June 30, 1997 (the "Latest Balance Sheet"), and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the six month period then ended (together with the Latest Balance Sheet, the "Latest Financial Statements"), certified by Trey's President (collectively, the "Financial Statements"). The Financial Statements (i) represent actual bona fide transactions, (ii) have been prepared from the books and records of Trey and the Company in conformity with GAAP applied on a basis consistent with preceding years throughout the periods involved, except that the Latest Financial Statements are not accompanied by notes or other textual disclosure required by GAAP, and (iii) are substantially complete and correct and fairly present Trey's financial position as of the respective date thereof and its results of operations and cash flows for the period then ended, except that the Latest Financial Statements are subject to normal year-end adjustments consistent with past practice, which will not be material in the aggregate. Neither Trey nor the Company have any liability or obligation that would materially and adversely affect the Assets or the business, assets, financial condition or results of operations of Trey or the Company whether accrued, absolute, contingent, or otherwise, except as set forth on the Latest Balance Sheet or on

Schedule 3.4. Except as disclosed on Schedule 3.4, since the date of the Latest Balance Sheet, there has not been nor will there be any change in the assets, liabilities, financial condition, or operations of Trey or the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate have had or will have a material adverse effect on the Assets or the business, assets, liabilities, financial condition, or results of operations of Trey or the Company. Without limiting any of the foregoing, from the date of the Latest Balance Sheet until the Closing Date, except as disclosed on Schedule
3.4 or otherwise provided in this Agreement the Company and Trey have not and, will not have:

                              (i) incurred or become subject to, or agreed to incur or become subject to, any obligation or liability, absolute or contingent, except current liabilities incurred in the ordinary course of business;

                              (ii) mortgaged, pledged, or subjected to any Encumbrance (or agreed to do so with respect to) any of their assets, or discharged or satisfied any Encumbrance, or paid or satisfied any obligation or liability other than in the ordinary course of business and consistent with past practice;

                              (iii) sold or transferred, or agreed to sell or transfer, any of their assets, or cancelled or agreed to cancel, any debts due them or claims therefor, except, in each case, for full consideration and in the ordinary course of business;

                              (iv)        engaged in any transactions
                 adversely affecting Trey or the Company or their respective assets or suffered any extraordinary losses or waived any rights of substantial value not in the ordinary course of business;

                              (v) purchased or agreed to purchase any securities, bonds, or any other capital stock or assets of any other entity with cash or liquid assets, or used cash or liquid assets to incur debts, for matters not within the ordinary course of business or not for appropriate corporate purposes;

                              (vi) increased any salaries or granted or agreed to grant, or paid, or agreed to pay, any bonus, loan, incentive payment or other item of value or made any other similar agreement, to or with any of its directors, officers or agents except as compensation in the ordinary course of business for appropriate services performed;

                              (vii)       declared or paid any dividend or
                 made any other distribution to their shareholders;

                              (viii)      made or authorized any capital
                 expenditure of more than $100,000.00 in the aggregate;

                              (ix) made or agreed to make any changes in its Articles or Certificate of Incorporation, bylaws, or capital structure;

                              (x) entered into any representative, distributorship, service, installation, support and maintenance, agency or other similar agreement;

                              (xi) incurred or suffered any damage, destruction, or loss, whether or not covered by insurance, materially affecting the business or any of its assets;

                              (xii) made or applied to make any change in accounting methods or practices, including for tax purposes; or

                              (xiii)       entered into any agreement,
                 commitment or understanding, whether or not in writing, with respect to any of the foregoing.

         3.5 Title to Properties; Absence of Liens and Encumbrances. Trey, the Seller (as to the Assets and the Trey Shares only) and the Company own (except as described in Schedule 3.5 hereto) good and indefeasible title to all of their respective assets, free and clear of all Encumbrances and other restrictions of any kind and nature, other than the Permitted Encumbrances or Encumbrances specifically set forth on Schedule 3.5 hereto.

         3.6     Properties, Contracts, Permits and Other Data.

                              (i)         Schedule 3.6 hereto contains a
                 complete and correct list of Trey and the Company's owned and leased real estate (the "Real Property") and any leases or other agreements relating to the Real Property.

                              (ii)        Schedule 3.6 hereto contains a
                 complete and correct list of, all of the material contracts, contract proposals, outstanding bids, maintenance and service agreements, purchase commitments for materials and other services, leases under which the Trey or the Company is a lessor or lessee and other agreements pertaining to the Assets or Trey's or the Company's businesses to which Seller, Trey or the Company or an affiliate of Seller, Trey or the Company is a party, the benefits of which are enjoyed in Trey's or the
                 Company's businesses or to which any   of the Assets or the
                 assets of Trey or the Company is subject; and

                              (iii)        Schedule 3.6 hereto contains a
                 complete and correct list of all material Permits relating to the development, use, maintenance or occupation of the Assets or of Trey's or the Company's properties, Real Property, or the operation of its business (other than sales and use tax Permits and franchise tax registrations).

True and complete copies of all documents (including all amendments thereto) referred to in Schedule 3.6 hereto have been delivered to or made available for inspection by Buyer. All rights, licenses, leases, registrations, applications, contracts, commitments, Permits and other arrangements by the Seller, Trey or the Company referred to in Schedule 3.6 are in full force and effect and are valid and enforceable in accordance with their respective terms, except where the failure to be in full force and effect and valid and enforceable would not in the aggregate have a material adverse effect on the Assets or the assets of Trey or the Company or on their respective business, assets, financial condition or results of operations. Trey, the Company and their affiliates are not in breach or default in the performance of any material obligation thereunder and to the Knowledge of Trey, the Seller and the Company, no event has occurred or has failed to occur whereby any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder. Except as set forth in Schedule 3.6 hereto, there are no contracts, agreements, licenses, Permits, franchises or rights to which Trey, the Company or their affiliates is a party which are material to the ownership of any of Trey's or the Company's assets, or to the conduct of its business as conducted by the Company or Trey or to which Seller is a party which relate to or affect the Assets. Except as described on Schedule 3.6 hereto, Trey and the Company have and will have following the Closing, all material licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities required for the conduct of the business as presently conducted. There are no outstanding powers of attorney relating to or affecting the Company or Trey. Neither the Company nor Trey is a guarantor for or otherwise liable for any liability or obligation, including indebtedness, of any other Person.

         3.7 Defects. Except as provided in Schedule 3.7, to the Knowledge of the Seller, the buildings, plants, structures and equipment owned or used by the Company, including those constituting a part of the Real Property, are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

         3.8 Accounts Receivable; Inventory. All accounts receivable reflected on the Latest Balance Sheet or on the accounting records of Trey or the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as set out in Schedule 3.8, the Seller has no reason to believe that such Accounts Receivable would not be collectible. The inventories reflected on the Latest Balance Sheet and those items of inventory acquired by the Company and the work performed by the Company after the date of the Latest Balance Sheet, except to the extent disposed of or billed since such date in the ordinary conduct of the business by the Company, are, in the case of such inventory, in good, merchantable and usable condition, and have been reflected on the books of the Company in accordance with GAAP. Except as set forth on Schedule 3.8 hereto, all such inventories and work in progress are owned by the Company free and clear of any Encumbrances.

         3.9 Legal Proceedings. Except as described in Schedule 3.9 hereto, (i) there is no litigation, Proceeding, claim or governmental investigation pending or, to the Knowledge of the Seller, Trey or the Company, threatened seeking relief or damages which, if granted, would adversely affect Trey or the Company, any of their assets, the Assets or the ability of Buyer to use and operate the assets of the Company or Trey or the Assets or which would prevent the consummation of the transactions contemplated by this Agreement and
(ii) none of Trey, the Seller nor the Company have been charged with any violation of or, to the Knowledge of any of the Seller, Trey or the Company, threatened with a charge or violation of, nor are any of the Seller, Trey or the Company aware of any facts or circumstances that, if discovered by third parties, could give rise to a charge or a violation of, any provision of Applicable Law which charge or violation, if determined adversely to either the Seller, Trey or the Company, would adversely affect the Assets or the business, assets, financial condition or results of operations of Trey or the Company or that might reasonably be expected to affect the right of Buyer to own the Shares of Trey or operate the Company's business or the Assets after the Closing Date in substantially the manner in which they are currently operated. None of the Seller, Trey, the Company, nor any director, officer, or authorized agent of Trey or the Company have, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property however characterized to any broker, finder, agent, governmental official or other person, in any matter related to the businesses of Trey or the Company, which the Seller, Trey or the Company, or any such director, officer, or authorized agent has knowledge of or reason to believe to have been illegal under any Applicable Law.

         3.10    Insurance.

                 (a) Schedule 3.10(a) hereto sets forth a list and brief description of the insurance policies relating to the insurable properties (including the Real Property) of the Seller (as to the Assets), Trey and the Company and the conduct of the businesses of Trey and the Company. All premiums due and arising thereon have been paid and such policies are in full force and effect. Adequate reserves have been made for any retro premiums which may become payable.

                 (b) Schedule 3.10(b) is a complete and accurate list of all pending or outstanding insurance claims ("Outstanding Insurance Claims") of Trey or the Company against Trey's or the Company's insurance companies and the amount, if any, of each Outstanding Insurance Claim that is reflected in the Reviewed Financial Statements as an account receivable or other asset.

         3.11 Intellectual Property. Schedule 3.11 contains a complete list of all of Trey's and the Company's right, title or interest in or to any Intellectual Property. Except as described on Schedule 3.11 hereto, Trey and the Company own and possess all of the Intellectual Property needed for the conduct of their businesses as presently conducted. To the Knowledge of Seller, Trey and the Company, there is no basis for the assertion by any person of any claim against Buyer, Trey or the Company with respect to the use by Trey, the Company or Buyer of any of such Intellectual Property. To the Knowledge of Seller, none of Trey, Seller or the Company have infringed or violated, any rights of any person with respect to any of such Intellectual Property, and such Intellectual Property is not subject to any order, injunction or agreement respecting its use.

         3.12 Conduct of Business in Compliance with Regulatory and Contractual Requirements. Except as described on Schedule 3.12 hereto, Seller (as to the Assets), Trey and the Company have conducted their businesses so as to comply with all Applicable Laws, the failure to comply with which would individually or in the aggregate have a material adverse effect on the Assets, or the business, assets, financial condition or results of operations of the Company or Trey taken as a whole.

         3.13 Certain Fees. None of Trey, the Company, or their officers, or directors or Seller, on behalf of Trey or the Company, have employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

         3.14 Environmental, Health and Safety Compliance. Except as described on Schedule 3.14 hereto,

                              (i) to the Knowledge of Seller, Trey and the Company, Trey and the Company are, and have continuously been, in material compliance with all Environmental Laws;

                              (ii)         all material notices, Permits,
                 licenses or similar authorizations, if any, required to be obtained or filed under any Environmental Law in connection with the operation of the Assets, business of Company or Trey or the Real Property have been obtained or filed;

                              (iii) to the Knowledge of Seller, Trey and the Company, there are no past, pending or threatened investigations, proceedings or claims against Seller (as to the Assets) Trey or the Company relating to the presence, release or remediation of any Hazardous Material or for non-compliance with any Environmental Law;

                              (iv) to the Knowledge of Seller, Trey and the Company, Hazardous Materials have not been treated, stored or disposed of on, to or from any property relating in any way to the Assets, the Company or Trey or that is or was owned or leased by Trey or the Company (including the Real Property);


                              (v) to the Knowledge of Seller, Trey and the Company, none of the properties now or heretofore owned, leased or operated by Trey or the Company (including the Real Property and the Assets) have been used as landfill or waste disposal sites or contain any underground storage tanks;

                              (vi)          to the Knowledge of Trey, the
                 Company or the Seller, no conditions or circumstances exist or have existed with respect to the Assets, Trey or the Company or the Real Property, including without limitation the off-site disposal of Hazardous Materials, that could give rise to any remedial action under, or impose any liability on Trey, the Company, or Buyer with respect to any Environmental Law;

                              (vii) none of Trey, the Seller or the Company have received any notice or claim, and none of them has Knowledge of any facts suggesting, that Trey or the Company is or may be liable to any person as a result of any Hazardous Material generated, treated or stored at any real estate at any time owned or leased by the Company or Trey (including the Real Property) or discharged, emitted, released or transported from any real estate at any time owned or leased by Trey or the Company (including the Real Property) or any other source in the conduct of the business of Trey or the Company;

                              (viii) to the Knowledge of Trey, the Seller or the Company, no conditions or circumstances exist or have existed, and no activities are occurring or have occurred that are resulting or have resulted in the exposure of any person or property to a Hazardous Material such that the owner of the Real Property or of the business of Trey or the Company may in the future be liable to such persons or to the owners of such property for personal or other injuries or damages resulting from such exposure; and

                              (ix) there are no federal or state air emission credits or air or water discharge Permits related to the Real Property.

For purposes of this Agreement, the term "Environmental Laws" shall mean, as to any given asset or operation of Trey or the Company, all applicable laws, statutes, ordinances, rules and regulations of any Governmental Entity pertaining to protection of the environment in effect as of the Closing Date. For purposes of this Agreement, the term "Hazardous Material" shall mean any substance which is listed or defined as a hazardous substance, hazardous constituent or solid waste pursuant to any Environmental Law.

         3.15 Books and Records. All of the books and records of Trey and the Company have been prepared and maintained in accordance with good business practices and, where applicable, in conformity with GAAP and, to the best of Trey's, Company's and Seller's Knowledge, in compliance with all Applicable Laws and other requirements.

         3.16 Taxes. Trey, the Company and the Seller have caused to be timely filed with appropriate federal, state, local and other Governmental Entities all Tax Returns required to be filed with respect to the Trey and the Company or the conduct of their businesses and have paid, caused to be paid, or adequately reserved in the Financial Statements all Taxes (including penalties and interest) shown to be due on or with respect to such Tax Returns. All such Tax Returns fairly reflect the Taxes of Trey and the Company for the periods covered thereby. Except as set forth on Schedule 3.16, no extension of time has been requested or granted with respect to any Tax Return not yet filed or payment of any Taxes not yet paid, and no issue has been raised or adjustment proposed by the IRS or any other taxing authority in connection with any of Trey's or the Company's Tax Returns, and there are no outstanding agreements or waivers that extend any statutory period of limitations applicable to any federal, state or local Tax Returns that include or reflect the use and operation of Trey and the Company or the conduct of their businesses. Except as set forth on Schedule 3.16, none of the Seller, Trey or the Company have received or have Knowledge of any notice of deficiency, assessment, audit, investigation, or proposed deficiency, assessment or audit with respect to Trey or the Company or the conduct of their business from any taxing authority. Neither Trey nor the Company have taken any action which is not in accordance with past practice that could defer any liability for Taxes from any taxable period ending on or before the Closing Date to any taxable period ending after such date. Neither Trey nor the Company has consented to the application of
Section 341(f) of the Code. Without limiting the generality of the foregoing, all Taxes relating to the Real Property have been timely paid.

         3.17 Additional Information. Schedule 3.17 hereto contains accurate lists and summary descriptions of the following:

                               (i) the name and address of every bank and other financial institution at which Trey or the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box for Trey's or the Company's business, and the account numbers and names of persons having signing authority or other access thereto;

                               (ii) the names and titles of and current hourly rates for all employees of Trey or the Company, together with the vacation benefits to which each such person is entitled; and

                               (iii) all names under which Trey or the Company has conducted any business or which either of them has otherwise used.

         3.18 Labor Matters. Neither Trey nor the Company has suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees. Neither Trey nor the Company is a party to any collective bargaining agreement; no such agreement determines the terms and conditions of employment of any employee of Trey or the Company; no collective bargaining agent has been certified as a representative of any of the employees of Trey or the Company; and no representation campaign or election is now in progress with respect to any of the employees of Trey or the Company. None of Trey, the Seller or the Company have taken or failed to take any action that would cause Buyer to incur any liability other than the provision of benefits available to employees under the various plans or arrangements described in Schedule 3.19 in the event Buyer chooses to dismiss from its employment any of Trey's or the Company's employees following the Closing. Trey and the Company have complied in all material respects with all laws relating to the employment of labor in the conduct of its business, including provisions thereof relating to wages, hours, equal opportunity and the payment of pension contributions, social security and other taxes.

         3.19    Employee Benefit Plans and Arrangements.

                               (i)         Schedule 3.19 hereto lists all
                 employee benefit plans and collective bargaining, labor and employment agreements and severance agreements or other similar arrangements, whether or not in writing (together with all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument) to which Trey or the Company is (or ever has been) a party or by which Trey or the Company is (or ever has been) bound, including, without limitation, (1) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, or incentive compensation plan, agreement or arrangement, (2) any material welfare benefit plan, agreement or arrangement or any material plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting or maternity leave, sabbaticals, sick leave, medical expenses, dental expenses, disability, accidental death or dismemberment, hospitalization, life insurance and other types of insurance, (3) any employment agreement, or (4) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA).

                               (ii) Trey, Seller and the Company have delivered to Buyer true, correct and complete copies of all plan documents and/or contracts (including, where applicable, any documents and/or instruments establishing or constituting any related trust, annuity contract or funding instrument) and summary plan descriptions with respect to the plans, agreements and arrangements listed in Schedule 3.19 hereto. Trey, Seller and the Company have provided Buyer with true, correct and complete copies of the Form 5500 filed with respect to each plan identified in Schedule 3.19 hereto that was required to file an annual report for the plan year immediately preceding the Closing Date. Each of such Forms 5500 accurately reflects the financial status of the plan to which it relates as of the dates specified therein. In addition, Trey, Seller and the Company have provided Buyer with (a) true, correct and complete copies of any and all written communications notices or claims that the Seller, Trey or the Company have received from the IRS, the Department of Labor and/or the Pension Benefit Guaranty Corporation concerning any plan, arrangement or agreement identified in Schedule 3.19 hereto that give notice of possible imposition of a fine, penalty or liability with respect to such plan, arrangement or agreement and (b) true, correct and complete copies of any complaints, petitions, claims or other notices of liability relating to any such plan, arrangement or agreement that have been filed by any other party.

                             (iii) For each of the plans, agreements and arrangements identified in Schedule 3.19 hereto, there are no negotiations, demands or proposals that are pending or have been made since the dates of the respective items furnished pursuant to Section 3.19(ii) hereto which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this Section.

                             (iv)         The plans, agreements and
                 arrangements identified in Schedule 3.19 hereto are in material compliance with the applicable provisions of the Code and ERISA, the regulations and published authorities thereunder, and all other laws applicable with respect to all such employee benefit plans, agreements and arrangements.
                 Trey and the Company have performed all of their respective material obligations under all such plans, agreements and arrangements including, but not limited to, the full payment when due of all amounts required to be made as contributions thereto or otherwise. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, to the Knowledge of Trey, Seller and the Company, no facts exist which could give rise to any such actions, suits or claims that might have a material adverse effect on such plans, agreements or arrangements.

                             (v) Except as specified in Schedule 3.19 hereto, each of the plans, agreements or arrangements can be terminated by Trey or the Company within a period of 30 days, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits.

                             (vi) With respect to each plan identified in Schedule 3.19 hereto which is an "employee benefit plan" (within the meaning of Section 3(3) of ERISA) or a "plan" (within the meaning of Section 4975(e)(1) of the Code), no transaction has occurred which is prohibited by Section 406 of ERISA or which could give rise to a material liability under
                 Section 4975 of the Code or Sections 502(i) or 409 of ERISA.

         3.20    Qualified Plans.  Except as specifically identified in
Schedule 3.20 hereto, Trey and the Company do not now, or have at any time previously maintained, a stock bonus, pension or profit-sharing plan which is or was intended to meet the requirements of Section 401(a) of the Code.

         3.21    Title IV Plans.  Except as specifically identified in Schedule
3.21 hereto, neither Trey nor the Company has, and has not at any time previously maintained, a plan subject to Title IV of ERISA.

         3.22 Multi-employer Plans. No plan listed in Schedule 3.22 hereto is or ever has been a "multi-employer plan" (within the meaning of Section 3(37) of ERISA).

         3.23 Welfare Benefit Plans. All group health plans of Trey and the Company have been operated in material compliance with the group health plan continuation coverage requirements of Sections 601 through 608 of ERISA and 4980B of the Code to the extent such requirements are applicable. Except to the extent required under Section 4980B of the Code, neither the Company nor Trey provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees.

         3.24 Fines and Penalties. To the Knowledge of Seller, there has been no act or omission by Trey, the Company or the Seller or any ERISA affiliate that has given rise to or may give rise to fines, penalties, taxes, or related charges under Sections 502 and 4071 of ERISA or Chapter 43 of the Code.

         3.25 Transactions With Affiliates. No shareholder, director or officer of Trey or the Company and no associate of any such shareholder, director or officer is currently, directly, or indirectly, a party to any transaction with Trey or the Company, including any agreement, arrangement or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payment to any such shareholder, director, officer or associate, except as disclosed on Schedule 3.25. Except as disclosed on Section 3.25, no shareholder, director or officer of Trey or the Company, and, to the Knowledge of Seller, no associate of such shareholder, director or officer owns, directly or indirectly, any material ownership or beneficial interest in, or serves as a director, officer, or employee of, any customer, supplier or competitor of Trey or the Company. For the purposes of this Section 3.25 only, an "associate" of any shareholder, director or officer means a member of the immediate family of such shareholder, director or officer or any corporation, partnership, trust or other entity in which such shareholder, director or officer has a material ownership or beneficial interest in or is a director, officer, partner or trustee, or person holding a similar position.

         3.26 Customers. Set forth in Schedule 3.26 hereto is a complete and accurate list of the top ten (10) customers in terms of revenues of the Company.

         3.27 Foreign Corrupt Practices Act. To the Knowledge of Seller, since the inception of Trey or the Company, there have been no violations of the Foreign Corrupt Practices Act by Trey, the Company or any of their agents.

         3.28 Disclosure. No representation or warranty in this Section 3 or in any Schedule attached pursuant to this Section 3, or in any written statement, certificate or other document furnished to Buyer contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements therein not misleading.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         As of the date hereof and as of the Closing Date, Buyer represents and warrants to Seller that the following facts and circumstances are, and except as contemplated hereby, at all times up to the Closing Date, will be true and correct and hereby acknowledge that such facts and circumstances constitute the basis upon which Sellers have been induced to enter into and perform this Agreement.

         4.1 Due Organization; Good Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Texas. Buyer has all corporate power and authority to enter into this Agreement (and each other agreement expressly provided for herein) and to perform its respective obligations hereunder and thereunder.

         4.2 Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on its part. No other corporate action is necessary for the authorization, execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement document executed or to be executed by Buyer in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Buyer and constitutes or when executed or delivered, will constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equity principles.

         4.3 No Approvals or Notices Required; No Conflict with Instruments. Except as disclosed on Schedule 4.3, the execution, delivery and performance of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under any provision of any law, rule or regulation, court order, judgment or decree applicable to Buyer, and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Buyer, under, the charter or bylaws of Buyer or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Buyer is a party or by which Buyer or any of its assets or properties is bound.

         4.4 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against or involving Buyer seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

         4.5 Investment Intent. Buyer is acquiring the Trey Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

5.       COVENANTS; ACTIONS PRIOR TO CLOSING.

         5.1 Access to Information. During the period beginning on the date hereof and ending on the Closing Date, the Seller, Trey and the Company will (a) give or cause to be given to Buyer and its representatives such reasonable access, upon reasonable notice during normal business hours, to the office, yards, properties, books and records of Trey and the Company as Buyer shall from time to time reasonably request and (b) furnish or cause to be furnished to Buyer such financial and operating data and other information with respect to Trey and the Company as Buyer shall from time to time reasonably request. Buyer and its representatives shall be entitled, in consultation with the Seller, to such access to the representatives, officers and employees of Trey and the Company as Buyer may reasonably request. The Seller shall permit Buyer and its representatives to confirm, on reasonable notice and on the basis of agreed methods, with Trey's or the Company's principal vendors, customers, and trade affiliates, that the acquisition by Buyer of the Company will be acceptable to such vendors, customers and trade affiliates and that the acquisition will not materially adversely affect the relationship of such vendors, customers and trade affiliates with the businesses of Trey and the Company. The Seller, Trey and the Company agree that such access by Buyer and its representatives shall include the right to perform a soil and groundwater analysis of the Real Property and to conduct such other environmental investigations of the Real Property as Buyer shall deem necessary or appropriate to determine on-site conditions and the presence or absence of any Hazardous Materials. In connection with such environmental investigations, the Seller, Trey and the Company will provide to or make available for inspection by Buyer and its representatives (i) all records relating to the disposal of waste materials generated at the Real Property; (ii) all environmental Permits and records relating to compliance with such Permits; (iii) all records of spills or other releases; (iv) all records relating to employee exposure to workplace chemicals; (v) all environmental audits or assessments; (vi) all insurance records relating to coverage for environmental incidents affecting the Real Property; (vii) all chemical inventories and reports of chemical emissions; (viii) all correspondence relating to pending or threatened environmental claims; and (ix) all records obtained from prior owners or operators of the Real Property relating to environmental conditions.

         5.2 Conduct of the Business. Except as specifically required or contemplated by this Agreement or otherwise consented to or approved in writing by Buyer, during the period commencing on the date hereof and ending on the Closing Date, Trey, the Company and the Seller will cause Trey and the Company to:

                 (a) conduct the business of Trey and the Company only in the usual, regular and ordinary manner consistent with current practice and, to the extent consistent with such operation, use their reasonable best efforts to keep available the services of the present employees of Trey and the Company and preserve Trey's and the Company's present relationships with persons having business dealings with the Company;

                 (b) maintain Trey's and the Company's books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and comply in all material respects with all Applicable Laws and other obligations of Trey and the Company.

         5.3 Restrictions on Certain Actions. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, commencing on the date hereof and continuing until the Closing Date, Trey and the Company shall not (and Seller shall not with respect to the Assets), without the prior written consent of Buyer:

                 (a)      amend their charter or bylaws;

                 (b) (i) issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of their capital stock of any class or any other securities or equity equivalents; or (ii) amend in any material respects any of the terms of any such securities outstanding as of the date hereof;

                 (c) (i) split, combine or reclassify any shares of their capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of their capital stock; (iii) repurchase, redeem or otherwise acquire any of their securities; or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Trey or the Company;

                 (d) (i) except in the ordinary course of business consistent with past practice, create, incur, guarantee or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other person; (ii) make any loans, advances or capital contributions to, or investments in, any other person, (iii) pledge or otherwise encumber shares of capital stock of Trey or the Company; or (iv) mortgage or pledge any of their assets, tangible or intangible, or create or suffer to exist any lien thereupon; provided, however, that in no event shall Trey or the Company (A) incur incremental indebtedness to a financial institution in excess of $25,000 in the aggregate or (B) incur incremental indebtedness which is not prepayable at any time without penalty or premium;

                 (e) (i) enter into, adopt or (except as may be required by law) amend or terminate (except as contemplated in this Agreement) any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Trey or the Company, increase in any manner the compensation or fringe benefits of any director, officer or employee; or (iii) pay to any director, officer or employee any benefit not required by any employee benefit agreement, trust, plan, fund or other arrangement as in effect on the date hereof;

                 (f) except as set out in Schedule 5.3 hereof, acquire, sell, lease, transfer or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business consistent with past practice or any assets that in the aggregate are material to Trey or the Company;

                 (g) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof;

                 (h) except as set forth in Schedule 5.3, make any capital expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $50,000;

                 (i) make any Tax election or settle or compromise any federal, state, local or foreign Tax liability material to Trey or the Company;

                 (j) except as expressly provided herein, pay, discharge or satisfy any claims, liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, and whether asserted or unasserted), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Latest Balance Sheet or incurred since June 30, 1997 in the ordinary course of business consistent with past practice; provided, however, that in no event shall Trey or the Company repay any long-term indebtedness except to the extent required by the terms thereof;

                 (k) except as expressly provided herein, enter into any lease, contract, agreement, commitment, arrangement or transaction outside the ordinary course of business consistent with past practice;

                 (l) amend, modify or change any existing lease, contract or agreement, other than in the ordinary course of business consistent with past practice;

                 (m) waive, release, grant or transfer any rights of value, other than in the ordinary course of business consistent with past practice;

                 (n)      lay off any of their employees;

                 (o) change any of their banking or safe deposit arrangements;

                 (p) change any of the accounting principles or practices used by them, except for any change required by reason of a concurrent change in generally accepted accounting principles and notice of which is given in writing by Trey or the Company to Buyer, and except as otherwise contemplated by this Agreement;

                 (q) take any action which would make any of the representations or warranties of Trey, Seller or the Company contained in this Agreement untrue or inaccurate as of any time from the date of this Agreement to the Closing or would result in any of the conditions set forth in this Agreement not being satisfied; or

                 (r) authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section.

         5.4 Further Actions. Subject to the terms and conditions hereof, Trey, the Seller, Company and Buyer will each use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts: (i) to obtain prior to the Closing Date all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with Trey and the Company as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings (including filings required by the HSR
Act); and (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing. Where the consent of any third party is required under the terms of any of Trey's or the Company's leases or contracts to the transactions contemplated by this Agreement, the Seller, Trey and the Company will use reasonable best efforts to obtain such consent on terms and conditions not less favorable than as in effect on the date hereof. Trey, Seller, the Company and Buyer shall cooperate fully with each other to the extent reasonably required to obtain such consents.

         5.5 Notification. Trey, Seller and the Company shall promptly notify Buyer in writing and keep it advised as to (i) any litigation or administrative proceeding filed or pending against Trey or the Company or, to their Knowledge, threatened against any of them, including any such litigation or administrative proceeding that challenges the transactions contemplated hereby; (ii) any material damage or destruction of any Assets or of the assets of Trey or the Company or to the Real Property; (iii) any material adverse change in the results of operations of Trey or the Company; and (iv) any variance from the representations and warranties contained in Section 3 hereof or of any failure or inability on the part of Trey, Seller or the Company to comply with any of their respective covenants contained in this Section 5.

         5.6 No Inconsistent Action. Subject to Sections 7.1 and 7.2 hereof, no party hereto shall take any action inconsistent with its obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement.

         5.7 Acquisition Proposals. Neither Trey, Seller, the Company nor any affiliate, director, officer, or authorized representative of any of them shall, directly or indirectly (i) solicit, initiate or knowingly encourage any Acquisition Proposal or (ii) engage in discussions or negotiations with any person that is considering making or has made an Acquisition Proposal. Trey, Seller and the Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal and, to the extent Trey, Seller or Company is entitled to do so pursuant to the terms of the applicable agreement, shall promptly request each such person who has heretofore entered into a confidentiality agreement in connection with Acquisition Proposal to return to Trey, Seller and the Company all confidential information hereto furnished to such person by or on behalf of Trey, Seller or the Company. The term "Acquisition Proposal," as used herein, means any offer or proposal for or any indication of interest in, a merger or other business combination involving Trey, the Company or any of their affiliates, or the acquisition of an equity interest in or substantial portion of the Assets or the assets of, Trey, the Company or affiliate of Trey or the Company, other than the transactions contemplated by this Agreement.

         5.8 Public Announcements. Except as may be required by Applicable Law or recommended by counsel to Buyer, neither Buyer, on the one hand, nor Seller, Trey and the Company, on the other, shall issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

         5.9 Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 6.2(a) and 6.3(a) have been fulfilled, the Schedules hereto shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be waived and no party shall be entitled to make a claim thereon pursuant to the terms of this Agreement.

         5.10 Title Insurance Commitment. Prior to the Closing Date, Trey or the Company shall obtain at his expense and provide to Buyer commitments for title insurance insuring the Company or Trey covering the Real Property issued by one or more title companies acceptable to Buyer and

Seller, (the "Title Company,") setting forth the status of title to the Real Property and listing all encumbrances of record, shown by any surveys obtained by the Buyer or within the Knowledge of Seller, Trey or the Company or any of their affiliates, together with legible copies of all instruments referred to in such commitment as constituting exceptions to or restrictions upon the fee simple title of the owner to the Real Property. If such commitment shall reveal material Encumbrances affecting Real Property which are not Permitted Encumbrances, Seller shall cause such Encumbrances to be removed.

6.       CONDITIONS PRECEDENT.

         6.1 Conditions Precedent to Obligations of All Parties. The respective obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by each party) at or prior to the Closing Date of each of the following conditions:

                 (a) No Governmental Action. No action of any private party or Governmental Entity shall have been taken or threatened and no statute, rule, regulation or executive order shall have been proposed, promulgated or enacted by any Governmental Entity which seeks to restrain, enjoin or otherwise prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

                 (b) Consulting Contract. The Company and Seller shall have entered into a Consulting Contract in the form attached hereto as Exhibit A.

                 (c) Leases. The Company and the owners of the facility located in the Air Terminal area in Midland, Texas described in
         Schedule 5.3 (the "Lease Real Property") shall have entered into a Lease Agreement in the form attached hereto as Exhibit B.

                 (d) Hart-Scott-Rodino Act. All required filings under the Hart-Scott-Rodino Act shall have been made as required and the waiting period (and any extension thereof) under the Hart-Scott-Rodino Act relating to the transactions contemplated hereby shall have expired or been terminated without government objection thereto.

         6.2 Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing Date of each of the following conditions:

                 (a) Accuracy of Representations and Warranties. All representations and warranties of Trey, Seller and the Company contained herein or in any certificate or document delivered to Buyer pursuant hereto shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except as expressly contemplated or permitted by this Agreement.

                 (b) Performance of Agreements. Trey, Seller and the Company shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

                 (c) Actions and Proceedings. All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for Buyer, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

                 (d) Title. On the Closing Date, Buyer shall be satisfied in its reasonable discretion as to the Seller's ownership of the Shares and the Assets free and clear of all Encumbrances.

                 (e) Licenses and Consents. All licenses, Permits, consents, approvals, authorizations, qualifications and orders of governmental authorities which are reasonably necessary to enable Buyer to own the Trey Shares, the Company Shares, the Assets and the business of the Company and to conduct the business after the Closing in substantially the same manner as the assets of the Company are owned and the business is being conducted as of the date hereof shall be in full force and effect.

                 (f) Environmental Matters. Buyer shall, at its option, have obtained one or more Environmental Assessments and shall not have discovered any events, occurrences or conditions at or affecting the business of Trey, the Company or the Real Property, other than as described on Schedule 3.14 hereto, which in the aggregate could reasonably be expected to cause the Company to incur expenses in excess of $50,000 for remediation of existing environmental conditions or for past exposure on-site or off-site of any person or property to any Hazardous Materials. For purposes of this Section 6.2(f), an "Environmental Assessment" is an environmental report or reports on the Real Property by an environmental engineering firm or firms selected by Buyer.

                 (g) Opinion of Counsel to Trey, Seller and the Company. Milburn and Peterson, counsel for Trey, Seller and the Company, shall have furnished to Buyer its written opinion, dated the Closing Date, in a form acceptable to Buyer.

                 (h) Operation. The businesses of Trey and the Company shall have been operated and maintained substantially in the manner in which they have been operated and maintained previously in the ordinary course of business.

                 (i) Material Adverse Change. There shall have been no material adverse change in the Assets or the business assets, financial condition or results of operations, of Trey or the Company from the date of this Agreement until the Closing Date.

                 (j) Facts or Omissions. Buyer shall not have discovered after the date of this Agreement, any fact or omission materially adverse to the condition or results of operations or prospects of the Assets, Trey or the Company.

                 (k)      Non-Competition Agreement.   Pool Company Texas Ltd.
         and Seller shall have entered into a Non- Competition Agreement in the form attached hereto as Exhibit C.

                 (l) Disposition of Certain Assets. The Seller and Trey shall have completed to the satisfaction of Buyer for the sale of the assets listed in Schedule 6.2 from Trey to Seller or his designee for a total purchase price of $1,194,056 payable by Seller on the Closing Date. It is understood and agreed that in the event such transfer will expose the Company or Trey to federal income tax liability in excess of the $162,728 reserve therefore contained in the Company's Latest Balance Sheet, such excess shall be accrued for by Trey before Closing and reimbursed by Seller to Buyer at Closing.

                 (m) Survey. Buyer shall have received, at its own expense, a survey of the Real Property prepared by a licensed surveyor which shall (a) reflect the actual dimensions of, and area within, the Real Property, the location of all easements, set-back lines, encroachments or overlaps thereon or thereover, and the outside boundary lines of all improvements, (b) identify all (except solely as any such exception relates to encroachments constituting Permitted Encumbrances), easements, set-back lines and other matters referred to in the title commitment, (c) include the surveyor's registered number and seal, the date or dates of the survey and a certificate satisfactory to Buyer of such surveyor, (d) reflect that there is access to and from the Real Property from a publicly dedicated street or road, (e) be sufficient to cause the Title Company to delete the printed exception for "discrepancies, conflicts or boundary lines, or encroachments, or any overlapping of improvements" from the owner's title insurance policy to be delivered pursuant to Section 6.2(n)(ix) hereof (except solely as any such exception relates to encroachments constituting Permitted Encumbrances), (f) reflect any area that has been designated by the Federal Insurance Administration, the Army Corps of Engineers or any other governmental agency or body as being subject to special or increased flooding hazards, (g) show all items of record affecting such property, (h) contain a metes and bounds description of each such parcel of Real Property and (i) in general, comply with the requirements of an ALTA/ASCM land title survey.

                 (n) Other Documents. Buyer shall have received the certificates, instruments and documents listed below:

                          (i) The stock certificates representing the Trey Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, and otherwise in form acceptable to Buyer for transfer on the books of Trey.

                          (ii) The minute books, stock records and corporate seals of Trey and the Company certified as complete and correct as of the Closing Date by the secretary or an assistant secretary of each of Trey and the Company.

                          (iii) All of Trey's and the Company's books and records, including without limitation minute books, corporate charter, bylaws, stock records, bank account records, accounting records, computer records and all contracts with third parties.

                          (iv) The written resignations of such directors and officers of Trey and the Company and their Subsidiaries, if any, as Buyer shall, at least two days prior to the Closing Date, specify in writing to Trey, such resignations to be effective concurrently with the Closing on the Closing Date.

                          (v) A copy of the resolutions of the Boards of Directors of Trey and the Company authorizing execution, delivery and performance by the Company of this Agreement and electing the new officers and directors specified pursuant to
                 Section 1.3 hereof, certified by the secretary or an assistant secretary of each of Trey and the Company.

                          (vi) Certificates from the Secretary of State of Texas and the Comptroller of Public Accounts of the State of Texas, each dated not more than five days prior to the Closing Date, as to the legal existence and good standing, respectively of Trey and the Company.

                          (vii) Releases in form and substance satisfactory to Buyer executed by the Seller releasing Trey and the Company from any liability or obligation to the Seller.

                          (viii) A Bill of Sale in the form of Exhibit D transferring all of the Assets to Buyer or its nominee, together with all necessary Motor Vehicle Certificates, in all cases duly executed by the Seller.

                          (ix) An Owner's Policy of Title Insurance issued by the Title Company covering the Real Property insuring good and indefeasible title in Company or Trey and containing no exception other than the Permitted Exceptions and the standard printed exceptions.

                          (x) Such other certificates, instruments and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

                 (o) Norton Company shall have executed and delivered a release of liens against the Shares and certain assets of the Company in form and substance satisfactory to Buyer and, in connection therewith, the Company shall have reversed its accrual for supplemental interest due Norton on the Company's books of account and recorded the federal income tax liability resulting from such reversal.

                 (p) The Company shall have entered into key employee bonus arrangements with certain employees who will receive in the aggregate $6,436,020 and the related liability, payroll taxes and federal income tax receivable associated therewith shall have been accrued on the Company's books of account.

         6.3 Conditions Precedent to the Obligations of the Seller. The obligations of the Seller under this Agreement are subject to the satisfaction (or waiver by the Seller) at or prior to the Closing Date of each of the following conditions:

                 (a) Accuracy of Representations and Warranties. All representations and warranties of Buyer contained herein or in any certificate or document delivered to the Seller pursuant hereto shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except as contemplated or permitted by this Agreement.

                 (b) Performance of Agreements. Buyer shall have performed all obligations and agreements, and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

                 (c) Actions and Proceedings. All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for the Seller, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

                 (d) Opinion of Counsel to Buyer. Gardere Wynne Sewell & Riggs, L.L.P. to Buyer, shall have furnished to Seller its written opinion, dated the Closing Date, in a form acceptable to Seller.

                 (e) Other Documents. Seller shall have received the certificates, instruments and documents listed below:

                          (i) Such certificates, instruments and documents as may be reasonably requested by Sellers prior to the Closing Date to carry out the intent and purposes of this Agreement.
                          (ii) A copy of the resolutions of the Boards of Director of Buyer authorizing execution, delivery and performance by Buyer of this Agreement, certified by the secretary or an assistant secretary of Buyer.

                 (f) Payment of Consideration. Seller shall have received the cash set forth in Section 1.2 to be paid at the Closing.

                 (g) Trey or the Company shall have paid the indebtedness owed Norton Company in the amount of approximately $1,529,672 and Steve L. Holifield in the amount of $308,000 by wire transfer or other agreed method.

7.       TERMINATION; AMENDMENT AND WAIVER

         7.1 Termination. This Agreement may be terminated and the transaction contemplated hereby abandoned at any time prior to the Closing in the following manner:

                 (a) by mutual written consent of Seller and the Company, on the one hand, and Buyer, on the other; or

                 (b) by Seller, if, on the Closing Date, any of the conditions set forth in Sections 6.1 and 6.3 shall not have been satisfied and shall not have been waived by Seller;

                 (c) by Buyer, if, on the Closing Date, any of the conditions set forth in Sections 6.1 and 6.2 shall not have been satisfied and shall not have been waived by Buyer; or

                 (d) by either Sellers or Buyer if the Closing shall not have occurred on or before September 30, 1997, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause.

         7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 by Seller, on the one hand, or Buyer, on the other, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Section and in Section 9.12 shall survive the termination hereof. Nothing contained in this Section shall relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.

         7.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

         7.4 Waiver. Each of Trey, Seller and the Company, on the one hand, and Buyer, on the other, may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate or writing delivered pursuant hereto or (ii) waive compliance by the other with any of the other's agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.       INDEMNIFICATION

         8.1 Indemnification by the Seller. Subject to the provisions of this Section 8, the Seller, shall (without any right of indemnification or contribution from Trey or the Company) protect, indemnify and hold harmless Buyer, its subsidiaries and affiliates (including Trey and the Company) and each officer, director and agent of Buyer, its subsidiaries and affiliates (including Trey and the Company) and each person who controls Buyer in respect of any losses, claims, damages, liabilities, deficiencies, delinquencies, defaults, assessments, fees, penalties or related costs or expenses, including, but not limited to, court costs and attorneys', and accountants' fees and disbursements, but reduced by any net amount paid to Buyer on account of such loss by any insurance policies (collectively referred to herein as "Damages") to which Buyer or its subsidiaries and affiliates (including Trey and the Company) may become subject if such Damages arise out of or are based upon the breach of any of the representations and warranties (whether such breach occurred as of the date of execution of this Agreement or as of the Closing
Date), covenants or agreements made by Trey, Seller or the Company in this Agreement, including the Exhibits and Schedules hereto, or in any certificate or instrument delivered by or on behalf of Trey, Seller or the Company pursuant to this Agreement, except for the representations and warranties made in
Section 3.16.

         8.2     Tax Indemnification by Seller Subject to provisions of this
Section 8, Seller hereby agrees to protect, defend, indemnify and hold harmless Buyer and the Company from and against, and agrees to pay:

                 (i) all Damages to which Buyer or its subsidiaries and affiliates (including Trey and the Company) may become subject if such Damages arise out of or are based upon the breach of any of the representations and warranties (whether such breach occurred as of the date of execution of this Agreement or as of the Closing Date) contained in Section 3.16 of this Agreement;

         (ii) all Taxes of Trey and the Company with respect to any Tax year or portion thereof ending on or before the Closing Date, to the extent such Taxes are not based on the operations of Trey and the Company in the ordinary course of business for the period from the Latest Balance Sheet through the Closing Date and are not reflected in the reserve for Tax Liability excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income reflected on the latest Balance Sheet or not accrued for by Trey and/or the Company and listed in Schedule 8.2.

         8.3     Indemnification by Buyer.  Subject to the provisions of this
Section 8, Buyer shall protect, indemnify and hold harmless the Seller, in respect of any Damages to which Seller may become subject if such Damages arise out of or are based upon the breach of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement, including the Exhibits and Schedules hereto, or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement.

         8.4 Indemnification Procedures. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:

                 (a) If any person shall notify an indemnified party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification (a "Claim") against Buyer or Seller (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                 (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety (subject to any limitations contained in Section
         8) of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Claim, and (ii) the Indemnifying Party conducts the defense of the Claim actively and diligently and in good faith.

                 (c) So long as the Indemnifying Party is conducting the defense of the Claim in accordance with Section 8.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                 (d) In the event any of the conditions in Section 8.4(b)(i) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will remain responsible for any damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim to the fullest extent provided in this
         Section 8.

                 (e) In connection with Section 8.2 above, Seller understands that Buyer will close the books of Trey and the Company and file 1997 federal and state tax returns therefor and Seller agrees to reimburse Buyer fifty percent (50%) of the cost (total reimbursement not to exceed Two Thousand, Five Hundred Dollars ($2,500.00) of the preparation of the Trey and the Company 1997 U.S. federal income tax return(s). Buyer shall engage an independent public accounting firm, subject to Seller's concurrence which shall not be unreasonably withheld, to prepare the Trey and the Company 1997 U.S. federal income tax return(s). Buyer shall provide Seller, or Seller's designee, copies thereof for review and suggested changes thereto at least ten (10) business days prior to the filing due date, including any extensions, of said Tax Returns. The Buyer will have the final decision as to the presentation, inclusion, etc. of any Tax Return item. In the event of a deficiency assessment before any Governmental entity relating to tax returns for Trey and the Company, Buyer shall give the Seller, or Seller's designee, prompt written notice of such deficiency assessment and Seller shall, upon timely written notice to the Buyer, be entitled to conduct the defense thereof at Seller's expense and so long as any such defense is not, in any way, detrimental to the Buyer. The Buyer, at its own expense, may co-defend any deficiency assessment that the Seller chooses to protest and defend.

         8.5 Limitation on Indemnification. No party shall be required to make indemnification pursuant to Sections 8.1, 8.2 and 8.3 of this Agreement unless and until the aggregate of all such indemnification claims against such party exceeds $250,000 and then only to the extent that such aggregate amount exceeds $250,000.

         8.6 Certain Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY PERSON UNDER THIS AGREEMENT FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES OR FOR LOSS OF PROFITS THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF, PROVIDED, IN NO EVENT SHALL ANY LOSSES OR DAMAGES PAYABLE AS A RESULT OF A THIRD PARTY CLAIM BE CONSIDERED INCIDENTAL OR CONSEQUENTIAL DAMAGES.

         8.7 Survival. Except as otherwise provided in this Section 8.7, the representations, warranties, covenants and agreements set forth in Articles 3 and 4 of this Agreement and in any certificate or instrument delivered in connection herewith shall survive the Closing and continue in full force and effect until the second anniversary (or in the case of Section 3.16, the third anniversary) of the Closing Date, following which no party may bring any action or present any claim for the inaccuracy or breach of such representations, warranties, covenants and agreements. Notwithstanding the foregoing, Seller's obligations with respect to the representations and warranties set forth in
Section 3.5 and the indemnity obligations set forth in Section 8.2, shall survive the Closing and continue in full force and effect thereafter for a period of six years (subject to any applicable statutes of limitation) provided, however, Buyer will not extend the Statutes of Limitation for any taxes reported on any tax return without the written consent of Seller (not to be withheld unreasonably).

9.       MISCELLANEOUS.

         9.1 Payment of Certain Fees and Expenses. The Seller shall pay the fees and expenses incurred by him, the Company and Trey in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, brokers' fees, attorneys' fees and accountants' fees. Buyer shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, brokers' fees, attorneys' fees. and accountants' fees.

         9.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, first class mail, postage prepaid, return receipt requested, as follows:

                 (a)      If to Trey, the Company and Seller:

                                  Steve L. Holifield
                                  P. O. Box 60910
                                  Midland, Texas 79711

                          with a copy to:

                                  Robert C. Peterson, Attorney
                                  Milburn & Peterson, P.C.
                                  620 North Grant Street, Suite 1100
                                  Odessa, Texas 79761

                 (b)      If to Buyer:

                                  Pool Company
                                  10375 Richmond Avenue
                                  Houston, Texas   77042
                                  Attention: President
                                  Facsimile: 713/954-3326

                          with a copy to:

                                  Pool Company
                                  10375 Richmond Avenue
                                  Houston, Texas   77042
                                  Attention: General Counsel
                                  Facsimile:  713/954-3326

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the earlier of the date of delivery or on the fifth business day after the mailing thereof.

         9.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

         9.4 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, personal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, personal representatives, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.5 Assignability. This Agreement shall not be assignable by the Sellers without the prior written consent of Buyer or by Buyer without the prior written consent of the Seller; provided, however, that Buyer shall be entitled to assign this Agreement to an affiliate without the consent of Seller.

         9.6 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         9.7 Limitation on Interest. Regardless of any provision contained herein or any other document executed in connection with this Agreement, the parties hereto shall not be obliged to pay, and the parties hereto shall never be entitled to charge, reserve, receive, collect or apply, as interest (it being understood that interest shall be calculated as the aggregate of all charges that are contracted for, charged, reserved, received, collected, applied or paid which constitute interest under Applicable Law) payable hereunder any amount in excess of the maximum non-usurious contract rate of interest allowed from time to time by Applicable Law, and in the event any of the parties hereto ever charges, reserves, receives, collects or applies, as interest, any such excess, at the option of the payor of such interest, such amount shall be deemed a partial prepayment of the amount payable hereunder or promptly refunded to the payor of such interest.

         9.8 Section Headings; Index. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         9.9 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

         9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         9.11 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

         9.12 Dispute Resolution. Any dispute, difference or question ("Dispute") between Buyer and Seller ("Disputing Parties"), shall be resolved in accordance with the following dispute resolution procedures:

                 (a) Good Faith Negotiations. The Disputing Parties shall endeavor, in good faith, to resolve the Dispute through negotiations. If the Parties fail to resolve the Dispute within a reasonable time, each Party shall nominate a senior officer or officers of its management to meet at any mutually agreed location to resolve the Dispute.

                 (b) Mediation. In the event that the negotiations do not result in a mutually acceptable resolution, either Disputing Party may require that the Dispute shall be referred to mediation in Houston, Texas.  One mediator shall be appointed by
         the agreement of the Parties.   The mediator shall be suitably
         qualified person having no direct or personal interest in the outcome of the Dispute. Mediation shall be held within thirty (30) days of referral to mediation. In the event the Disputing Parties are unable to agree on a mediator, the Parties agree to the appointment of a mediator pursuant to the Commercial Mediation Rules of the American Arbitration Association.

                 (c) Arbitration. In the event the Parties are unsuccessful in their mediation of the Dispute, or in the event of any Dispute about the scope of or compliance by a party with the terms of this Section 9.12, either Disputing Party may initiate a binding arbitration proceeding by requesting that the Dispute be settled by arbitration by an arbitrator mutually acceptable to the Disputing Parties in an arbitration proceeding conducted in the City of Houston, Texas in accordance with the rules existing at the date hereof of the American Arbitration Association. If the Disputing Parties hereto cannot agree on an arbitrator within ten (10) business days of the initiation of the arbitration proceeding, an arbitrator shall be selected for the Disputing Parties by the American Arbitration Association. The Disputing Parties shall use their reasonable best efforts to have the arbitral proceeding concluded and a judgment rendered by the arbitrator within forty (40) business days of the initiation of the arbitration proceeding. The decision of such arbitrator shall be final, and judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof, and the costs (including, without limitation, reasonable fees and expenses of counsel and experts for the Disputing Parties) of such arbitration (including the costs to enforce or preserve the rights awarded in the arbitration) shall be borne by the Disputing Party whom the decision of the arbitrator is against. If the decision of the arbitrator is not clearly against one of the disputing Parties or the decision of the arbitrator is against more than one Disputing Party on one or more issues, the costs of such arbitration shall be borne equally by the Disputing Parties.

10.      DEFINITIONS.

         10.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:

                 "affiliate" means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

                 "Applicable Law" means any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified person or property is subject.

                 "Code" means the Internal Revenue Code of 1986, as amended and in effect on the Closing Date.

                 "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), licenses, sublicenses, easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "GAAP" means generally accepted accounting principles as in effect on the date of this Agreement.

                 "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

                 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended and the rules and regulations promulgated thereunder.

                 "Intellectual Property" means patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, inventions, and similar rights, and all registrations, applications, licenses and rights with respect to any of the foregoing.

                 "IRS" means the Internal Revenue Service.

                 "Knowledge" means (i) with respect to any natural person the actual knowledge of such natural person in their normal course of affairs and (ii) with respect to a corporation or other business entity, the actual knowledge in their normal course of affairs of any shareholder (other equity owner), officer or director of such corporation or business entity.

                 "Permits" means licenses, permits, franchises, consents, approvals and other authorizations of or from Governmental Entities.

                 "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

                 "Permitted Encumbrances" shall mean (i) liens for non-delinquent ad valorem taxes, non-delinquent statutory liens arising other than by reason of Seller's, Trey's or Company's default, (ii) liens, leases or security interests in respect of motor vehicles and transportation equipment used in the ordinary course of business, and (iii) such liens, minor imperfections of title or easements on real property, leasehold estates or personalty as do not in any material respect detract from the value thereof and do not interfere with the present use of the properties subject thereto.

                 "Proceedings" means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

                 "Real Property" means the Real Property defined in Section 3.6 as further described in Schedule 3.6.

                 "reasonable best efforts" means a party's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense or the initiation of litigation.

                 "Securities Act" means the Securities Act of 1933, as amended.

                 "Subsidiary" means any corporation more than 30 percent of whose outstanding voting securities, or any partnership, joint venture, or other entity more than 30 percent of whose total equity interests is owned, directly or indirectly, by the Company.

                 "Taxes" means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise or other tax imposed by any United States federal, state or local (or any foreign or provincial) taxing authority, including any interest, penalties or additions attributable thereto.

                 "Tax Return" means any return or report, including any related or supporting information, with respect to Taxes.

                 "Treasury Regulations" means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

         10.2 References and Interpretation. All references in this Agreement to Sections, paragraphs and other subdivisions refer to the Sections, paragraphs and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words "include", "includes" and "including" are used in this Agreement, such words shall be deemed to be followed by the words "without limitation". Each reference herein to a Schedule, Exhibit or Annex refers to the item identified separately in writing by the parties hereto as the described Schedule, Exhibit or Annex to this Agreement. All Schedules, Exhibits and Annexes are hereby incorporated in and made a part of this Agreement as if set forth in full herein. References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time in accordance with Section 9.6. References to any law are references to that law as amended, consolidated, supplemented or replaced from time to time and all rules and regulations promulgated thereunder. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identified the exception with reasonable particularity and describes the relevant facts in reasonable detail. Each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. References to time are references to Houston, Texas time.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.


POOL COMPANY                               SELLER

By: \s\ William J Myers                    \s\ Steve L. Holifield
    ------------------------               ------------------------
Name: William J Myers                      STEVE L. HOLIFIELD
      ----------------------
Title: Group Vice President
       ---------------------

TREY SERVICES, INC.                        R & H WELL SERVICE, INC.

By: \s\ Steve L. Holifield                 By: \s\ Steve L. Holifield
    ----------------------                     ----------------------
Name: Steve L. Holifield                   Name: Steve L. Holifield
      --------------------                       --------------------
Title: President                           Title: President
       -------------------                        -------------------

                                   EXHIBIT A
                              CONSULTING CONTRACT

                             CONSULTING CONTRACT


        THIS CONTRACT executed this 16th day of October, 1997, between Pool Company Texas Ltd., a Texas limited partnership, hereinafter called the "Company," and Steve L. Holifield, hereinafter called "Consultant."


        WHEREAS, Pool Company, an affiliate of the Company, and Seller as the sole shareholder of Trey Services, Inc. ("Trey") have entered into an agreement dated October 10, 1997 providing for the purchase by Pool Company of all of the capital stock of Trey (the "Purchase Agreement");

        WHEREAS, Consultant has served as the Chief Executive Officer of Trey for in excess of ten (10) years and has the experience and background to assist Company in its operations of Trey; and

        WHEREAS, the Company desires to engage Consultant's services to assist in the future operation of the business of Trey.

        NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

        1. The Company does hereby engage the services of Consultant as more specifically described in, and on the terms and conditions set forth in, this Contract, and Consultant accepts such engagement. The term of such engagement shall, subject to the provisions of Section 6, be for a period of three (3) years from the date hereof. Consultant agrees to make available his services to Company for an average of ten
        (10) days per calendar month during the term of this Contract.

        2. The services to be rendered hereunder by Consultant and the compensation to be paid therefor shall be as follows:

                (a) Consultant shall assist the Company in policy matters related to market strategy planning, equipment procurement, evaluation and recommendation of new business lines or ventures, relations with employees, customers and the public, evaluation of equipment and facilities and such other policy matters as the Company shall from time to time reasonably request. In performing said services it is understood that Consultant is not and shall not be an employee of the Company, and accordingly shall not be entitled to employee benefits afforded by the Company to its employees. Consultant, as an independent contractor, shall be under the Company's direction only with respect to the results to be achieved through his services and not as to the manner of providing such services.

        Consultant shall report directly to and work under the direction of Company's Group Vice President, U.S. Operations.

                (b) Consultant shall be paid for his services at the rate of One Hundred Fifty Thousand United States Dollars (US$150,000.00) per annum, payable in equal semi-monthly installments.

                (c) Consultant shall be reimbursed for all reasonable expenses incurred in the performance of his services pursuant to this Contract. All such expenses shall be supported by appropriate documentation in accordance with the Company's procedures. Consultant shall comply with Company policies and procedures that apply to travel and entertainment activities.

                (d) During the term hereof Consultant shall be provided the use of his current vehicles (Suburban - pickup) and will upon termination hereof be afforded the opportunity to purchase same at the then current book value.

        3. Consultant agrees that he will faithfully, industriously and to the best of his ability and experience and talent, perform all of the duties that may be required of and from him pursuant to the expressed and implicit terms hereof to the reasonable satisfaction of the Company.

        4. Consultant shall not, except in the course of the Company's business or as otherwise instructed by management, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation, in any manner whatsoever, nor shall Consultant in any way utilize, any information of any kind, nature, or description, concerning any matters affecting or relating to the Company's business, its manner of operations, its plans, processes or data of any kind, except such information as the Company or its affiliated corporations shall have theretofore disclosed publicly or which is otherwise in the public domain.

        5. The Company shall be entitled to the sole benefit and exclusive ownership of any inventions or improvements in plant, machinery, processes, rigs, equipment, or other things used in the Company's business that may be made or discovered by Consultant during the term hereof and all patents for the same, and Consultant shall do all acts necessary or required by the Company to give effect to this provision.

        6. In the event Consultant shall become ill, injured, or in any way incapacitated at any time during the term hereof so as to prevent Consultant from performing the services required of him under this Contract for a period in excess of one (1) continuous year, (the one year anniversary of such incapacity being hereafter referred to as the "Deemed Date of Incapacity"), or in the event Consultant dies during the term of this Contract, then this Contract shall cease and terminate, and the Company shall be under no liability to

        Consultant except for payment to Consultant, or to the personal representative of Consultant's estate in the case of death, of such compensation payments and expense reimbursements as may be due Consultant pursuant to Section 2 hereof up to the date of Consultant's Deemed Date of Incapacity or death.

        7. The covenants of Consultant contained herein are unique and any material breach thereof would cause immediate and irreparable injury to the Company for which there would be no adequate remedy at law. Accordingly, this Contract shall be enforceable by injunction as well as by such other appropriate legal or equitable remedies, either with or without termination of this Contract.

        8. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or if sent by telefax or by mail to the following respective addresses (or such substitute address as either party shall hereafter specify by notice to the other):

                a)      If to Company:        Pool Company Texas Ltd.
                                              c/o Pool Company
                                              10375 Richmond Avenue
                                              Houston, Texas  77042
                                              Attention:  Mr. W. J Myers


                b)      If to Consultant:     Steve L. Holifield
                                              P. O. Box 60927
                                              Midland, Texas 79711

                Notices shall be deemed to have been made when actually received.

        9. This Contract and performance hereunder shall be construed and enforced in accordance with and pursuant to the laws of the State of Texas.

        10. No waiver or modification of this Contract nor any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith.

        11. The parties agree that in the event any of the covenants contained herein should be held by any court or other constituted legal authority to be totally void or otherwise unenforceable in any particular area or jurisdiction, then this Contract shall be deemed to be amended and modified so as to eliminate herefrom that particular area or jurisdiction as to which such covenant is so held to be void or otherwise unenforceable, and, as to all other areas and jurisdictions covered hereby, the terms and provisions hereof shall remain in full force and effect as originally written. The parties further agree that in the event any of the covenants set forth herein should be held by any court or other constituted legal authority to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then this Contract shall be deemed to be amended and modified with respect to that particular area of jurisdiction so as to comply with the order of any such court or other constituted legal authority, and, as to all other areas or jurisdictions, the terms and conditions hereof shall remain in full force and effect as originally written.

        12. This Contract shall be binding on and inure to the benefit of the respective parties hereto and their executors, administrators, heirs, personal representatives, successors and assigns, except that this Contract is a personal obligation of Consultant which may not be assigned by either party without the consent of the other.


        IN WITNESS WHEREOF, the parties have duly executed this Contract in Houston, Texas, as of the day first hereinabove written.


POOL COMPANY TEXAS LTD.
By:     Pool Company, General Partner

By:
        -----------------------------          ---------------------------------
                                               STEVE L. HOLIFIELD
Name:
        -----------------------------

Title:
        -----------------------------

                                  EXHIBIT B
                               LEASE AGREEMENT

                                     LEASE



         THIS LEASE, made and entered into by and between III MILLENNIUM CORPORATION (hereinafter called "Landlord"), and POOL COMPANY TEXAS LTD. (hereinafter called "Tenant") this the 16th day of October, 1997.

         THAT FOR and in consideration of the covenants and agreements hereinafter set forth to be kept and performed by Tenant, Landlord hereby demises and leases to Tenant, and Tenant does hereby take, accept and hire from Landlord, the following premises:

         Approximately 8,500 square feet of the 9930 West Highway 80 Building ("Building") designated as Space E as shown in red on the diagram and plat attached hereto as Exhibit A.

         For the term, at the rental, and subject to and upon the terms, conditions and agreements herein set forth as follows:

         1.      DEMISED PREMISES.

                 (a) The premises demised and leased hereunder (hereinafter referred to as the "Demised Premises", or "Premises"), are situated in Midland County, Texas. Said Demised Premises are to be occupied and used by Tenant for any lawful purpose.

                 (b) Out of the Demised Premises Tenant agrees to furnish during the term hereof Steve L. Holifield, Sr. that certain office area that he currently occupies, including all utilities thereto, containing approximately 800 square feet, more particularly designated in red on the diagram attached hereto as Exhibit B.

         2.      TERM.  The term of this lease shall be for a period of five
(5) years commencing on October 16, 1997, and ending on the 15th day of October, 2002.

         3. MINIMUM RENTAL. Tenant has paid in advance the Rental for the use and occupancy of the Demised Premises, the receipt of which is hereby acknowledged.

         4. ADDITIONAL RENTAL. As Additional Rental Tenant shall pay to Landlord within ten (10) days upon rendition of a statement for the following:

                 (a) One-third (1/3) of the Premiums paid for fire and extended coverage insurance maintained by Landlord on the building and improvements as described in Paragraph 10(b) below.

                 (b) One-third (1/3) of the ad valorem taxes rendered against the Premises.

                 (c) Excluding Tenant's obligations for repairs and maintenance in Paragraph 6, one-third (1/3) of all maintenance and repair costs for the entire building, lot and surrounding property and supporting facilities, including landscaping, service areas, mechanical rooms, parking areas, and driveways.

         5. OWNERSHIP OF IMPROVEMENTS. During the term hereof, title to all structures, improvements and facilities constructed, erected or installed by Landlord or Tenant upon the Demised Premises shall be vested in Landlord, except that Landlord or its successors or assigns shall in no way be entitled to or have the right to use or ownership of the Tenant's trade name during the term hereof or upon the expiration or termination of this Lease for any reason whatsoever.

         6. REPAIRS AND MAINTENANCE. Tenant shall, at its own expense, maintain the leased premises and appurtenances in good repair. Tenant shall also keep in repair or replace the plumbing heating and air conditioning system and electrical equipment. It is understood that Tenant is not required to maintain the leased premises in a condition equal to new, but Tenant shall at all times keep and maintain the premises in such condition as to minimize as far as is practicable the effects of use, decay and weather. Tenant shall not be responsible for repairing damages to the exterior or interior of the building caused by the elements, fire or other causes beyond the control of Tenant. At the end of the term hereof or any extension thereof, Tenant agrees to deliver up the leased premises in as good a condition as at the beginning of the term, natural deterioration by normal use and damage by fire and the elements excepted. Tenant shall, at its sole cost and expense, make all repairs and replacements or alterations to the Premises required by any governmental authority and all necessary repairs and replacements of Tenant's fixtures required for the proper conduct of Tenant's business. Tenant shall forthwith, at its own cost and expense, replace with glass of the same quality any cracked or broken glass including plate glass, other glass or breakable material used in structural portions and any interior and exterior windows and doors in the Premises. If Landlord provided Tenant with any warranty or warranties relating to any system or equipment in the Premises, Tenant shall comply with all of the terms and conditions of such warranty or warranties. Tenant shall at all times keep the Premises and the immediate areas in front, behind and adjacent to it, exterior entrances, exterior walls, all glass and show windows, moldings and bulkheads, and all partitions, doors, floor surfaces, fixtures, equipment and appurtenances thereof in good order, condition and repair, and in a satisfactory condition of cleanliness, including reasonable periodic painting of the interior and, if applicable, the exterior of the Premises, damage by unavoidable casualty excepted. Tenant shall be fully responsible and liable for the maintenance and lighting of all its exterior signs, and shall periodically repaint metal surfaces that rust or begin to deteriorate from any causes. Any damage to the exterior walls to which a sign may be attached, including but not limited to rust stains and structural cracking of the fascia, caused by Tenant's use of such sign, shall be repaired by Tenant at its own cost. In addition to the foregoing, Tenant shall install, repair, replace and maintain fire extinguishers and other fire prevention equipment in the Premises in accordance with the recommendations or requirements of Landlord's fire engineer or Landlord's fire insurance carrier or in accordance with any future recommendations of Landlord's fire insurance carrier or fire engineer, and in accordance with applicable governmental codes.

         7. WARRANTIES. Landlord covenants that Tenant paying the rent herein reserved, and observing, performing and keeping all and singular the provisions of this Lease to be kept or observed by Tenant, shall and may lawfully, peacefully and quietly have, hold, use, occupy, possess, and enjoy the leased premises, for and during the entire term hereto, without any let, suit, hindrance, eviction, ejection, molestation or interruption whatsoever.

         8. UTILITIES SERVICES. The Landlord represents that there is available to the Tenant upon the Demised Premises facilities for the delivery to and distribution within the Demised Premises of water, the removal of sewage, electricity, telephones and for like common utilities. Tenant shall pay for all utilities furnished to the Demised Premises.

         9. INDEMNITY. From and after the date Tenant occupies the premises, Tenant shall indemnify and hold harmless Landlord from and against any and all claims arising from Tenant's use of the Demised Premises or the conduct of its business or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Demised Premises, and shall further indemnify and hold Landlord harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant's part to be performed under the terms of the Lease, or arising from any act of negligence of Tenant, or any of its agents. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons in, upon, or about the Demised Premises from any cause and Tenant hereby waives all claims in respect thereof against Landlord unless said damage or injury is caused by negligence of Landlord or its agents.

         10.     INSURANCE - GENERAL LIABILITY AND PROPERTY DAMAGE.

                 (a) General liability. Tenant shall at all times during the term hereof and at its own cost and expense, procure and continue in force bodily injury liability and property damage liability insurance against liability for injury to or death of any person in connection with the use, operation or condition of the Demised Premises. Such insurance at all times shall be in an amount of not less than One Million ($1,000,000.00) Dollars for injuries to more than one person in any one accident, not less than Five Hundred Thousand ($500,000.00) Dollars for injury to any one person, and not less than Fifty Thousand ($50,000.00) Dollars with respect to damage to property. Such insurance shall be written by good and responsible companies reasonably acceptable to Landlord, and there shall be delivered to Landlord customary certificates evidencing such paid-up insurance, which certificates are to be issued by the insurance companies. Landlord and any mortgagee shall be named as additional insureds.

                 (b) Property coverage. During the entire Term hereof, Landlord shall procure and maintain in full force and effect with respect to the building, a policy or policies of Fire and Extended Coverage Insurance. Such insurance, at Landlord's election, may include, but is not limited to, sprinkler leakage, vandalism and malicious mischief coverage, and any other endorsements required by the holder of any fee or leasehold mortgage.

         11. DAMAGE TO OR DESTRUCTION OF IMPROVEMENTS. If the improvements on said premises shall be damaged or rendered untenable, or unusable, by fire or other casualty, Landlord shall, within sixty (60) days from the date of such damage or destruction, commence to repair or replace said improvements and the same shall be completed with due diligence. If such repair or replacement has not been completed within ninety (90) days of such damage, Tenant may terminate this Lease, as of the date of such damage, upon thirty (30) days written notice to Landlord. Landlord covenants and agrees that in the event of destruction or damage of the building, improvements or any part thereof, and as often as any building or improvement on said Premises shall be destroyed or damaged by fire, windstorm or other casualty, Landlord shall rebuild, replace or repair the same in such manner that the buildings and/or improvements so rebuilt and repaired shall be of at least the same value as the buildings and/or improvements upon the Demised Premises immediately prior to such damage or destruction.
Provided, however, anything in this Article to the contrary notwithstanding, in the case of any damage or destruction occurring during the term hereof, to the extent of fifty percent (50%) or more of the insurable value of the building, Landlord may, at Landlord's option, (to be evidenced by notice in writing given to Tenant with thirty (30) days after the occurrence of such damage or destruction), in lieu of repairing or replacing such building and related improvements owned by Landlord, such building and related improvements and any insurance proceeds shall be retained by Landlord.

         12. REMEDIES OF LANDLORD. If the rental provided for in paragraph No. 3 or the Additional Rental provided for in paragraph No. 4 is not paid by Tenant on the day when the same shall become due and payable, and shall continue in default for a period of ten (10) days after written notice thereof by Landlord to Tenant, or if Tenant shall default in the performance of any of the other agreements, conditions, covenants or terms herein contained, or if Tenant shall abandon the Leased Premises for a period of ten (10) days or more, or if a petition or answer for reorganization of Tenant or the then owner of Tenant's interest hereunder, shall be approved by any court or judge thereof, or if Tenant, or the then owner of Tenant's interest hereunder, shall be adjudicated insolvent or bankrupt, or if Tenant, or the then owner of Tenant's interest hereunder, shall make a general assignment for the benefit of creditors, or shall take any benefit under any insolvency or bankruptcy act, or have a receiver or trustee or other fiduciary appointed for its property, or if Tenant's leasehold interest shall be taken on execution or other process of law, or if this lease, or the estate of Tenant hereunder, shall be transferred or pass to or devolve upon any other person, firm, association or corporation, except in the manner provided hereunder, then and in any of said events, Landlord, or those claiming under it, may, immediately, or at any time thereafter, have the right to terminate and end this Lease, and the term hereby granted, as well as all of the right, title and interest of Tenant hereunder, by giving Tenant twenty (20) days notice in writing; and it is agreed that upon the expiration of the term fixed in said notice, if the said non-payment, default or other cause of termination specified in such notice shall not have been made good or removed, this Lease and the term hereby granted, as well as all of the right, title and interest of Tenant hereunder shall at the option of Landlord, or those claiming under it, wholly cease and expire in the same manner and with the same force and effect as if the expiration of time specified in such notice were the end of the term herein originally demised; and Landlord, and those claiming under it, may immediately, or at any time thereafter, and without further notice and demand, enter upon the Demised Premises or any part thereof, and repossess the same as of its first and former estate, and expel Tenant and those claiming under it, and remove its or their effects without being taken or deemed guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for arrears of rent or any breach of Tenant's covenants, and that upon entry as aforesaid, said Lease shall be terminated; and Tenant agrees that, notwithstanding the termination of this Lease and possession regained by Landlord, Tenant will indemnify Landlord against all loss of rent which may accrue to it by reason of such termination, during the remainder of the original term. In the event Landlord does not exercise the rights provided for above, it may accept rent from a receiver, trustee or other officer in possession of the Demised Premises for the term of such occupancy without impairing or affecting in any way the rights of Landlord against Tenant hereunder. Any neglect or failure to enforce the right of forfeiture of this Lease or re- entry upon breach of any of the conditions, covenants, terms and agreements herein contained, shall not be deemed a waiver of such right upon any subsequent breach of any such or any other condition, covenant, term and/or agreement herein contained. If a writ of attachment or execution is levied on this Lease, Tenant shall have fifteen (15) days in which to cause the attachment or execution to be removed. If any involuntary proceeding in bankruptcy is brought against Tenant, or if a receiver is appointed, tenant shall have sixty (60) days in which to have the involuntary proceeding dismissed or the receiver removed. If Tenant fails to perform any provision of this Lease, other than payment of rent when due, and if such failure to perform is not cured within twenty (20) days after notice has been given by Landlord to Tenant, Tenant shall be in default. If the default cannot reasonably be cured within twenty (20) days, Tenant shall not be in default of this Lease if Tenant commences to cure the default within the twenty (20) day period and diligently and in good faith continues to cure the default. Notices given under this Article shall specify the alleged default and the applicable provisions, and shall demand that Tenant perform the provisions of this Lease or pay the rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord so elects in the notice.

         13. ASSIGNMENT AND SUBLETTING. Tenant agrees not to sell, assign, mortgage, pledge, or in any manner transfer this Lease or any estate or interest thereunder and not to sublet the Premises or any part or parts thereof without the previous consent of Landlord in each instance, said consent not to be unreasonably withheld by Landlord. Any such assignment shall not release the Tenant from its obligations hereunder.

         14. COMPLIANCE WITH LAW. Tenant shall, at its own cost and expense, comply with all of the requirements of all municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to the said premises, and shall faithfully observe in the use of the premises all municipal ordinances and state and federal statutes now in force or which may hereafter be in force. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceedings against Tenant, whether Landlord be a part thereto or not, that Tenant has violated any such ordinance or statute in the use of the Premises shall be conclusive of that fact as between Tenant and Landlord.

         15. EMINENT DOMAIN. In the event that all or substantially all the Demised Premises shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority, this Lease shall terminate and expire as of the date of such taking and Tenant shall thereupon be released from any liability thereafter accruing hereunder. "Appropriation or taking" by eminent domain as used herein also includes a voluntary conveyance under threat of eminent domain proceedings.

         In any eminent domain proceedings, Tenant and Landlord shall be entitled to prosecute claims in any condemnation proceedings for the value of their respective interests.

         In the event more than twenty percent (20%) of the ground floor area of the building or more than twenty percent (20%) of the parking area is taken under the power of eminent domain by any public or quasi-public authority, or if by reason of any appropriation or taking, regardless of the amount so taken, the remainder of the building or parking and common area is not one undivided parcel of property or is not suitable, in Tenant's reasonable judgment, for operation as a general business, office and warehouse, or if right of ingress or egress is taken so that the Premises will not be suitable for the purposes for which it has been leased, then Tenant shall have the right to terminate this Lease as to such location as of the date of such taking upon giving to Landlord notice in writing of such election within thirty (30) days after such appropriation or taking. In the event of such termination, both parties shall thereupon be released from any liability thereafter accruing hereunder. Landlord agrees, immediately after it receives information as to the intention of any such authority to appropriate or take, to give to Tenant notice in writing thereof.

         If this Lease is terminated in either manner herein above provided, each party shall be entitled to any award made to it in such proceedings but the rent shall be prorated as of the date of Tenant's quitting occupancy of the Demised Premises and Landlord agrees to refund to Tenant any unearned rent paid in advance as to such location.

         Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this paragraph.

         16. LIENS. In addition to the statutory landlord's lien, Landlord shall have at all times a valid contractual lien and/or security interest for all rentals and other sums of money becoming due hereunder from Tenant, upon all goods, wares, equipment, fixture, furniture and other personal property of Tenant situated on the above described premises, and such property shall not be removed therefrom without the consent of Landlord until all arrearage in rent as well as any and all other sums of money then due to Landlord hereunder shall first have been paid and discharged. Upon occurrence of an event of default by Tenant, Landlord may, in addition to any other remedies provided herein or by law, enter upon the demised premises and take possessions of any and all goods, wares, equipment, fixtures, furniture and other personal property of Tenant situated on the premises without liability for trespass or conversion, and sell the same with or without notice at public or private sale, with or without having such property at the sale, at which Landlord or his assigns may purchase, and apply the proceeds thereof, less any and all expenses connected with the taking of possession and sale of the property, as a credit against any sums due by Tenant to Landlord. Any surplus shall be paid to Tenant, and Tenant agrees to pay any deficiency forthwith.

         17. SIGNS. Any sign or signage desired by Tenant shall have prior approval by Landlord as to size, design and location and shall be at Tenant's sole cost and expense. Tenant shall remove any such sign upon termination of the lease and shall return the Premises to their condition prior to the placement of said sign.

         18. NOTICES. Whenever, under this Lease, a provision is made for any demand, notice or declaration of any kind, or where it is deemed desirable or necessary by either party to give or serve any such notice, demand or declaration to the other, it shall be in writing and either served personally or sent by registered mail or certified mail, return receipt requested, with postage prepaid, addressed as follows:


         To Landlord:     III MILLENNIUM CORPORATION
                          P.O. BOX 60910
                          MIDLAND, TEXAS  79711


         Copy to:         MR. ROBERT C. PETERSON, ATTORNEY
                          MILBURN & PETERSON, P.C.
                          620 N. GRANT, SUITE 1100
                          ODESSA, TEXAS  79761


         To Tenant:       POOL COMPANY TEXAS LTD.
                          9930 WEST HIGHWAY 80
                          MIDLAND, TEXAS  79710

         Copy to:         POOL COMPANY
                          10375 RICHMOND AVENUE
                          HOUSTON, TEXAS  77042
                          ATTENTION:  MR. W. J MYERS

         Either party may, by like notice, at any time and from time to time, designate a different address to which notices shall be sent. Such notices, demands or declarations shall be deemed sufficiently served or given for all purposes hereunder at the time they shall be mailed by United States mail, as aforesaid.

         19. CONSENT OF LANDLORD AND TENANT. Wherever in this Lease the Landlord or Tenant is required to give its consent or approval to any action on the part of the other, such consent or approval shall not be unreasonably withheld.

         In the event of failure to give any such consent, the other party shall be entitled to specific performance by law and shall have such other remedies as are reserved to it under this Lease, but in no event shall Landlord or Tenant be responsible in monetary damages for such failure to give consent unless said failure is withheld maliciously or in bad faith.

         20. ENTRY BY LANDLORD. Tenant shall permit Landlord and its authorized representatives to enter the premises at all reasonable times for the purpose of inspection, maintenance, repairs, making additions or alterations to the premises.

         21.     MISCELLANEOUS.

                 A. One or more waivers of a breach of any covenant, term or condition of this Lease by either party shall not be construed by the other party as a waiver of a subsequent breach of the same covenant, term or condition. The consent or approval of either party to or of any act by the other party of a nature requiring consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.

                 B. Nothing herein contained, either in the method of computing rent or otherwise, shall create between the parties hereto, or otherwise, be relied upon by others as creating, any relationship or partnership, association, joint venture, or otherwise. The sole relationship of the parties hereto shall be that of Landlord and Tenant.

                 C. The terms and agreements as contained in this Lease shall apply to, run in favor of, and shall be binding upon and inure to the benefit of the parties hereto, and also their respective heirs, executors, administrators, personal representatives and assigns and successors in interest.

                 D. It is understood that there are no oral agreements or representations between the parties hereto affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements or representations and understandings, if any, between the parties hereto. All agreements, representations and understandings between the parties hereto are set forth in this Lease. There are no other representations or warranties between the parties and all reliance with respect to representations is solely upon the representations and agreements contained in this document.

                 E. Tenant shall, after the last day of the term or any extension thereof, or upon any earlier termination of such term, surrender and yield up to Landlord the building, and other improvements on the Demised Premises in good order, condition and state of repair, reasonable wear and tear and the provisions of Article 6 hereof excepted.

                 F. If Tenant continues to occupy the Premises after the last day of the term hereby created, or after the last day of any extension of said term, and the Landlord elects to accept said rent thereafter, a tenancy from month to month only shall be created under and subject to all other provisions contained herein, at a minimum monthly rent equal to one and one-half (1-1/2) times the fair rental value during the final year of the lease as the same may be extended from time to time. The current fair value of the minimum monthly rental is $5,500.00 per month.

                 G. The article titles herein are for convenience only and do not in any way define, limit or construe the contents of such articles.

                 H. It is agreed that if any provision of this lease shall be determined to be void by any Court of competent jurisdiction, then such determination shall not affect any other provision of this Lease and all such other provisions shall remain in full force and effect; and it is the intention of the parties hereto that if any provision of this Lease is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.

                 I. This Lease shall be construed and interpreted in accordance with the laws of the State of Texas with venue in Midland County, Texas. All rentals due hereunder shall be payable at P.O. Box 60910, Midland, Texas 79711, or at such other place as Landlord may, from time to time, designate.

         IN WITNESS WHEREOF, the parties do hereunto set their hands to multiple copies hereof, each of which shall constitute an original, on the day or days hereinafter set forth.


LANDLORD:                                  TENANT:
---------                                  -------

III MILLENNIUM CORPORATION                 POOL COMPANY TEXAS LTD.
                                           By:  Pool Company, General Partner

By:                                        By:
   -----------------------------------        ---------------------------------
   Steve L. Holifield, Sr., President

                                   EXHIBIT C


                            Noncompetition Agreement

                                                                       EXHIBIT C



                            NONCOMPETITION AGREEMENT


         This Noncompetition Agreement (this "Agreement") is made as of October 16, 1997, by and between Pool Company Texas Ltd., a Texas limited partnership ("Pool"), and Steve L. Holifield, an individual, residing in Midland, Texas ("Holifield").

                                    RECITALS

         Concurrently with the execution and delivery of this Agreement, an affiliate of Pool is purchasing from Holifield all of the outstanding shares (the "Shares") of Trey Services, Inc., a Texas corporation (the "Company"), pursuant to the terms and conditions of a stock purchase agreement made as of October 16, 1997 (the "Stock Purchase Agreement"). The Stock Purchase Agreement requires that a noncompetition agreement be executed and delivered by Holifield as a condition to the purchase of the Shares by Pool.

                                   AGREEMENT

         NOW THEREFORE, in consideration for an allocation of $250,000 out of the total purchase price (which the parties hereto agree is a reasonable allocation for Holifield's obligations set forth herein) Pool has agreed to pay for the Shares in the Purchase Agreement and the covenants set forth herein, the parties, intending to be legally bound, agree as follows:

                 1. DEFINITIONS. Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Stock Purchase Agreement.

                 2. ACKNOWLEDGMENTS BY Holifield. Holifield acknowledges that (a) Holifield has occupied a position of trust and confidence with the Company prior to the date hereof and has become familiar with the following, any and all of which constitute confidential information of the Company (collectively the "Confidential Information"): (i) any and all trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, designs, inventions and ideas, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software, systems, structures and architectures of the Company and any other information, however documented, of the Company that is a trade secret; (ii) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing, (b) the business of the Company is conducted in the state of Texas, (c) the Company's products and services are marketed in the state of Texas; (d) the Company competes with other businesses that are or could be located in any part of the aforesaid area; (e) Pool has required that Holifield make the covenants set forth in this Agreement as a condition to the Pool's purchase of the Shares of the Company owned by Holifield; (f) the provisions of this Agreement are reasonable and necessary to protect and preserve the Company's business, and (g) the Company would be irreparably damaged if Holifield were to breach the covenants set forth in this Agreement.

                 3. CONFIDENTIAL INFORMATION. Holifield acknowledges and agrees that all Confidential Information known or obtained by Holifield, whether before or after the date hereof, is the property of the Company. Therefore, Holifield agrees that Holifield will not disclose to any unauthorized Persons or use for his own account or for the benefit of any third party any Confidential Information, without Pool's written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Holifield's fault. Holifield agrees to deliver to Pool at the time of execution of this Agreement, and at any other time Pool may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of the Company and any other Confidential Information that Holifield may then possess or have under Holifield's control as of the termination date of the Agreement.

                 4. NONCOMPETITION. As an inducement for Pool's affiliate to enter into the Stock Purchase Agreement and the consideration to be paid under this Agreement, Holifield agrees that:

                          (a) Except as may be required under that certain Consulting Contract between Pool and Holifield dated October 16, 1997, for a period of three (3) years after the Closing Holifield will not, directly or by his personal efforts through another entity anywhere in the state of Texas:

                                  (i)       engage or invest in, own, manage,
                          operate, finance, control, or participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner connected with, lend Holifield's name or any similar name to, lend Holifield's credit to, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Company or Pool; provided, however, that Holifield may purchase or otherwise acquire up to (but not more than) five percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Holifield agrees that this covenant is reasonable with respect to its duration, geographical area, and scope. Notwithstanding the above, nothing herein shall be deemed to prohibit Holifield from maintaining his ownership interest in and activities related to the businesses described in Exhibit A, attached hereto so long as such does not have a significant competitive impact on Pool or the Company; and

                                  (ii)     either for himself or any other
                          Person, (A) induce or attempt to induce any employee of Company or Pool to leave the employ of the Company or Pool, (B) in any way interfere with the relationship between the Company or Pool and any employee of the Company or Pool, (C) employ, engage as an employee or independent contractor, any employee of the Company or Pool, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company or Pool to cease doing business with the Company or Pool, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company or Pool; and

                                  (iii)    either for himself or any other
                          Person, solicit the business of any Person known to Holifield to be a customer of the Company or Pool, whether or not Holifield had personal contact with such Person, with respect to products or activities which compete in whole or in part with the products or activities of the Company or Pool.

                          (b) In the event it is finally determined that Holifield has breached any covenant set forth in Subsection 4(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach; and

                          (c) Holifield will not, at any time during or after the three year period, disparage Pool or the Company.

                 5. REMEDIES. If Holifield breaches the covenants set forth in Sections 3 or 4 of this Agreement:

                          (a) Pool shall notify Holifield of any alleged breach within ten (10) days of its occurrence, or when Pool should have reasonably discovered such alleged breach, and the nature and extent of the alleged breach in sufficient detail for Holifield to be fully apprised of such alleged breach;

                          (b) Holifield shall have thirty (30) days from receipt of such notice to cure such alleged breach or demonstrate that no such breach has occurred;

                          (c) In the event such alleged breach is not resolved under Subsection 5(b), then either party may invoke the Dispute Resolution provisions described in Section 9.12 of the Purchase Agreement, which provisions are incorporated herein by reference and made a part hereof as if copied verbatim herein; and

                          (d) In the event that it is finally determined that Holifield has breached this Agreement, Pool and the Company will be entitled to the following:

                                  (i)      Damages from Holifield; and

                                  (ii)     In addition to its right to damages
                                  and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3 and 4 of this Agreement, it being agreed that money damages alone would be inadequate to compensate the Pool and the Company and would be an inadequate remedy for such breach.

                          The rights and remedies of the parties to this Agreement are cumulative and not alternative.

                 6. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon Pool, and Holifield and will inure to the benefit of Holifield and Holifield's heirs and personal representatives and of Pool and the Company and their affiliates, successors and assigns as long as such entities remain in the Pool Energy Services Co. group of entities controlled by Pool Energy Services Co. and control of Pool Energy Services Co. remains unchanged.

                 7. This Agreement shall terminate upon the expiration of the noncompetition provisions in Section 4.

                 8. WAIVER. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the party to be charged therewith; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
         (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

                 9. GOVERNING LAW. This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

                 10. SEVERABILITY. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited by applicable law or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 4 of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Holifield.

                 11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                 12. SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                 13. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile, provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

                 Holifield:

                                  STEVE L. HOLIFIELD
                                  P. O. Box 60927
                                  Midland, Texas 79711


                 Pool:            POOL COMPANY TEXAS LTD.
                                  10375 Richmond Avenue
                                  Houston, Texas 77042

                 Attention:       Group Vice President--U.S. Operations

                 Facsimile:       713/954-3037

                 14. ENTIRE AGREEMENT. This Agreement and the relevant provisions of the Stock Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between Pool and Holifield with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

POOL COMPANY TEXAS LTD.

By:      Pool Company, General Partner

By:
         ----------------------------
                                                  ----------------------------
                                                  STEVE L. HOLIFIELD
Name:
         ----------------------------

Title:
         ----------------------------

                                   EXHIBIT A

                          EXCLUDED OWNERSHIP INTERESTS



                        Texas Heat of the Permian Basin
                            Chaparral Water Systems
                               Pharaoh Oil & Gas
                           Westwind Insurance Agency
                              Permian Autos, Inc.
                          Harrison Laboratories, Inc.
                         Petrosurance Casualty Company
                                 Rueda's, Inc.
                                  AEH Leasing
                        David Arrington Oil & Gas, Inc.
                             Taylor Link Operating
                              Black Badger Oil Co.
                             Gary Bolen Properties
                              Gruy Management Co.
                               Bristol Resources
                                Three B Oil Co.
                                MR Drilling Co.
                                Monahan SWD Inc.
                              42nd Street SWD Inc.
                           III Millennium Corporation

                                   EXHIBIT D


                                 BILL OF SALE

                                 BILL OF SALE


EQUIPMENT SOLD: The oil well servicing and associated equipment described in
                Schedule A attached hereto (hereinafter the "Equipment")

--------------------------------------------------------------------------------

NAME OF SELLER: Steve L. Holifield      -       INTEREST OWNED:  100%
                -------------------
--------------------------------------------------------------------------------

NAME OF BUYER:  Pool Company            -       INTEREST TRANSFERRED:  100%
                -------------------
--------------------------------------------------------------------------------

CONSIDERATION RECEIVED: TEN ($10.00) DOLLARS AND OTHER GOOD AND VALUABLE
                        CONSIDERATION

--------------------------------------------------------------------------------

Seller does hereby sell to the Buyer named above, all of its right, title and interest in the Equipment named above, and hereby grants to the Buyer full subrogation in and to all of the rights and actions of warranty which the Seller has or may have against all preceding owners and vendors of the Equipment. TO HAVE AND TO HOLD the said Equipment unto the said Buyer, its executors, administrators, successors, and assigns, to the sole and only proper use, benefit and behalf of the said Buyer, its executors, administrators, successors, and assigns forever. The said Seller hereby warrants title to the equipment and hereby warrants and guarantees that the Equipment is free and clear of any and all liens (whether tort, contract, or arising by operation of law), mortgages, debts, charges, assessments, privileges, levies or other encumbrances of any kind or nature whatsoever, whether recorded, secret, state, tax or otherwise, as of the date and time of the execution of the within instrument and the said Seller hereby agrees to protect, defend, indemnify, and hold Buyer harmless from any and all liens (whether tort, contract, or arising by operation of law), mortgages, debts, charges, assessments, privileges, levies or other encumbrances of any kind or nature whatsoever, whether recorded, secret, state, tax or otherwise, which attached or arose against such Equipment prior to the date and time of the execution of the within instrument. THIS SALE IS MADE ON AN "AS IS, WHERE IS" BASIS WITHOUT ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR NATURE WHATSOEVER, EXPRESSED OR IMPLIED, CONCERNING THE CONDITION OF THE EQUIPMENT HEREIN CONVEYED, AND BUYER HEREBY SPECIFICALLY WAIVES ALL IMPLIED WARRANTIES, INCLUDING ANY AND ALL WARRANTIES AGAINST VICES OR DEFECTS, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE WHATSOEVER.


                                                   STEVE L. HOLIFIELD



                                                   -----------------------------

DATED:  October 16, 1997
      ----------------------